Filed pursuant to Rule 424(b)(5)
Registration No. 333-165037

This prospectus supplement, together with the accompanying short form base shelf prospectus dated March 12, 2010 to which it relates, as amended or supplemented and each document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, constitutes a public offering of these securities only in those jurisdictions where such securities may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise.

New Issue	June 15, 2010

PROSPECTUS SUPPLEMENT NO. 2
(TO SHORT FORM BASE SHELF PROSPECTUS DATED MARCH 12, 2010)

8,805,964 Units
Units Consisting of
One Common Share and
a Warrant to Purchase 0.50 of a Common Share
US$1.3725 per Unit

Æterna Zentaris Inc. (“we,” “Æterna” or the “Company”) is offering 8,805,964 units (the “units”), with each unit being comprised of one common share of our capital and a warrant to purchase 0.50 of a common share (each, a “purchaser warrant”), pursuant to this prospectus supplement and to the accompanying short form base shelf prospectus dated March 12, 2010. The purchase price for each unit is US$1.3725. Each purchaser warrant has an exercise price of US$1.3725 per common share. It is immediately exercisable and expires five years from its date of issuance. The common shares and the purchaser warrants will be issued separately but will be purchased together in this offering. All of the units are being offered for sale solely in the United States of America. In addition to the placement agent’s fee described below, we have also agreed to issue to the placement agent compensation warrants (the “compensation warrants” and, together with the purchaser warrants, the “warrants”) to purchase up to an aggregate of 264,178 common shares under this prospectus supplement at an exercise price of US$1.7156 per share. The distribution of the warrants and the common shares issuable upon the exercise of the warrants is qualified and registered by this prospectus supplement. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement for more information regarding these arrangements.

Unless otherwise hereinafter stated, currency amounts in this prospectus supplement are presented in United States dollars, or “$” or “US$.”

Our common shares are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “AEZS” and on the Toronto Stock Exchange (“TSX”) under the symbol “AEZ.” On June 15, 2010, the last reported sale price of our common shares on the NASDAQ was $1.31 per share, and the last reported sale price of our common shares on the TSX was C$1.36 per share.

We have filed an application with the TSX to have the common shares being offered for sale pursuant to this prospectus supplement (and the common shares of our capital issuable from time to time upon exercise of the offered warrants) listed (or reserved for listing) on the TSX. Listing will be subject to our fulfilling all of the listing requirements of the TSX. The common shares, including common shares issuable upon exercise of the warrants, will be listed on the NASDAQ. The warrants will not be listed on any national or foreign trading market.

Investing in our common shares and warrants involves risks. There is no market through which the warrants may be sold and purchasers may not be able to resell warrants purchased under this prospectus supplement. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants, and the extent of issuer regulation. For a discussion of risk factors that you should consider in investing in our common shares and warrants, see the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and page 8 of the accompanying prospectus, as well as in the documents incorporated by reference herein and therein.

No underwriter, as defined under applicable securities legislation, has been involved in the preparation of, or has performed any review of, the contents of this prospectus supplement or the accompanying prospectus. Rodman & Renshaw, LLC acted as the placement agent for this offering. The placement agent is not purchasing or selling any of these securities nor is it required to place any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to place the securities offered by this prospectus supplement. There is no requirement that any minimum number of units or dollar amount of units be sold in this offering and there can be no assurance that we will sell all of the units being offered. We have agreed to pay the placement agent, in addition to compensation warrants described above and under “Plan of Distribution” beginning on page S-16, the placement agent’s fees set forth in the table below:

	Per Unit	Aggregate Amount

Public Offering Price(1)	$1.3725	$12,086,185
Placement Agent’s Fees	$0.0686	$604,309
Proceeds, Before Expenses, to us(2)	$1.3039	$11,481,876

(1)	The proceeds shown exclude proceeds that we may receive upon exercise of the warrants.

(2)	We estimate the total expenses of this offering, excluding the placement agent’s fees and expenses, will be approximately $160,000.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying base shelf prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement is deemed to be incorporated by reference into the accompanying prospectus solely for the purpose of this offering.

This prospectus supplement and the accompanying prospectus contain “forward-looking statements”, within the meaning of the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 and of applicable Canadian securities laws, that involve risks and uncertainties. Cautionary details concerning forward-looking statements are set out under the captions “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-3 of this prospectus supplement and “Forward-Looking Statements” beginning on page 3 of the accompanying prospectus.

We are a foreign private issuer under U.S. securities laws. We have prepared our financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”), and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies. Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. GAAP is contained in Note 26 entitled “Differences between Canadian and US GAAP” to our audited consolidated balance sheets as at December 31, 2009 and 2008 and our audited consolidated statements of operations, comprehensive loss, accumulated other comprehensive income and deficit, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 included in our annual report on Form 20-F (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which was filed with the United States Securities and Exchange Commission (“SEC”) on March 30, 2010 (available electronically at www.sec.gov), and in Note 11 entitled “Differences between Canadian and US GAAP” to our unaudited consolidated balance sheets as at March 31, 2010 and our unaudited consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the three-month periods ended March 31, 2010 and 2009, which were furnished to the SEC on May 13, 2010, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, many of our officers and directors and some of the experts named in this prospectus supplement and the accompanying prospectus are residents of Canada or elsewhere outside of the U.S., and a substantial portion of our assets and the assets of such persons are located outside the U.S.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If the description of our common shares and the warrants offered under this prospectus supplement varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and on the other information included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus and information incorporated by reference therein. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and in the accompanying prospectus and information contained in any documents incorporated by reference therein, as well as information previously filed by us with, or furnished by us to, the SEC and the securities regulatory authorities in each of the provinces of Canada, is accurate only as of the respective dates of each of those documents, regardless of the time of delivery of this prospectus supplement and of the accompanying prospectus or of any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

Placement Agent
Rodman & Renshaw, LLC

The date of this prospectus supplement is June 15, 2010

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to (i) a short form base shelf prospectus dated March 12, 2010 that we filed with the Canadian securities regulatory authorities of each of the provinces of Canada and (ii) a registration statement that we filed with the SEC, utilizing a shelf prospectus and registration process. Under this shelf prospectus and registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base shelf prospectus in one or more offerings. The accompanying base shelf prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering of units, which are comprised of common shares and purchaser warrants, by the Company. You should read both this prospectus supplement and the accompanying base shelf prospectus together with the information described under the sections entitled “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the section entitled “Documents Incorporated by Reference” in the accompanying base shelf prospectus, and any additional information you may need to make your investment decision.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and Canada, as applicable. Such consequences for investors who are resident in, or citizens of, Canada or the United States may not be described fully in this prospectus supplement or the accompanying base shelf prospectus.

In this prospectus supplement, unless otherwise specified or the context otherwise dictates, the terms “Æterna Zentaris,” the “Company,” “we,” “us” or “our” mean Æterna Zentaris Inc. and its consolidated subsidiaries, unless it is clear that such terms refer only to Æterna Zentaris Inc. excluding its subsidiaries. Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars, or “$” or “US$.”

The registration statement that contains the accompanying base shelf prospectus, as amended (SEC File No. 333-165037) (including the exhibits filed with and the information incorporated by reference into the registration statement) contains additional important business and financial information about us and our securities that is not presented or delivered with this prospectus supplement. That registration statement, including the exhibits filed with the registration statement and the information incorporated by reference into the registration statement, can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled “Where to Find Additional Information” below.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual reports with, and we furnish other reports on Form 6-K to, the SEC. You may read and copy materials we have filed with or furnished to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov. As we are a Canadian issuer, we also file continuous disclosure documents with the Canadian securities regulatory authorities, which documents are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) website at www.sedar.com. In addition, we maintain a website that contains information about us, including our SEC and Canadian securities filings, at www.aezsinc.com. The information contained on our website does not constitute a part of this prospectus supplement, the accompanying base shelf prospectus or any other report or documents we file with or furnish to the SEC or with the securities regulatory authorities in Canada.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements.

The risks and uncertainties of our business, including those discussed under the sections entitled “Risk Factors” beginning on page 8 of the accompanying prospectus and in our annual report on Form 20-F for the financial year ended December 31, 2009 filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form and incorporated by reference herein, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We do not undertake to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. You should review our subsequent reports filed with or furnished to from time to time the SEC and the Canadian securities regulatory authorities and any amendments thereto. We qualify all of our forward-looking statements by these cautionary statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC and the Canadian securities regulatory authorities allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus certain information we file with or furnish to the SEC and the Canadian securities regulatory authorities, which means that we may disclose important information in this prospectus supplement and the accompanying prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and the information we file with or furnish to the SEC (and the Canadian securities regulatory authorities) later will automatically update and supersede the information filed or furnished earlier. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains the accompanying prospectus and until the offering of the securities covered thereby is completed or withdrawn; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC or the Canadian securities regulatory authorities unless specifically otherwise provided:

•	our annual report on Form 20-F for the financial year ended December 31, 2009 (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which was filed with the SEC on March 30, 2010 and which includes our audited consolidated balance sheets as at December 31, 2009 and 2008 and our audited consolidated statements of operations, comprehensive loss, accumulated other comprehensive income and deficit, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, the financial statement schedules and management’s annual report on internal control over financial reporting set out on page 116 of our 2009 annual report on Form 20-F, together with the auditors’ report thereon dated March 23, 2010 on our consolidated financial statements and on the effectiveness of internal control over financial reporting and our Management’s Discussion and Analysis included as “Item 5. — Operating and Financial Review and Prospects” in our annual report on Form 20-F;

•	our unaudited interim consolidated financial statements as at March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009 and Management’s Discussion and Analysis thereon, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on May 13, 2010;

•	our management information circular dated March 23, 2010 in connection with our annual and special meeting of shareholders held on May 13, 2010, which was included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on March 31, 2010; and

•	to the extent permitted by applicable securities law, any other documents which we elect to incorporate by reference into the accompanying base shelf prospectus.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or via the SEDAR website or the SEC’s Internet site or by contacting the SEC as described above under “Where to Find Additional Information.” You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit into this prospectus supplement, at no cost, by writing to or telephoning:

Æterna Zentaris Inc.
1405 du Parc-Technologique Boulevard, Quebec City, Canada G1P 4P5
Attn: Investor Relations
Tel. (418) 652-8525

Readers should rely only on the information provided or incorporated by reference into this prospectus supplement and the accompanying prospectus. Readers should not assume that the information in this prospectus supplement, the accompanying prospectus, or any free writing prospectus, is accurate as of any date other than the date of the applicable document.

ABOUT ÆTERNA ZENTARIS

Our Business

We are a late-stage drug development company specialized in oncology and endocrine therapy. Our pipeline encompasses compounds at all stages of development, from drug discovery through marketed products. The highest priorities in oncology are our Phase 3 program with perifosine in multiple myeloma and colorectal cancer, combined with our Phase 2 program in multiple cancers, as well as our Phase 2 program with AEZS-108 in advanced endometrial and advanced ovarian cancer combined with potential developments in other cancer indications. In endocrinology, our lead program is our Phase 3 trial with AEZS-130 (SolorelTM) as a growth hormone stimulation test for the diagnosis of growth hormone deficiency in adults.

The following table summarizes the development status of our principal products and product candidates:

Status of our drug pipeline as at June 15, 2010

Discovery	Preclinical	Phase 1	Phase 2	Phase 3	Commercial

120,000 compound library
AEZS-120 Prostate cancer vaccine (oncology)

AEZS-129, 131 and 132
Erk & P13K
Inhibitors
(oncology)

AEZS-127 ErPC (oncology)

AEZS-123
Ghrelin receptor
antagonist
(endocrinology)

AEZS-115
Non-peptide
LHRH antagonists
(endometriosis & urology)
		AEZS-112 (oncology) AEZS-130 Therapeutic in tumor induced cachexia and other (endocrinology)	Perifosine • Multiple cancers AEZS-108 • Ovarian cancer • Endometrial cancer	Perifosine • Multiple myeloma • Colorectal cancer AEZS-130 (Solorel(tm)) • Diagnostic in adult growth hormone deficiency (endocrinology)	Cetrotide® (in vitro fertilization)

Partners			Perifosine: Keryx North America Handok Korea (oncology)	Perifosine: Keryx North America Handok Korea (oncology)	Cetrotide(®): Merck Serono (World ex-Japan) Nippon Kayaku/ Shionogi Japan

We were incorporated on September 12, 1990 under the laws of Canada. Our registered office is located at 1405 du Parc-Technologique Blvd., Quebec City, Canada G1P 4P5, our telephone number is (418) 652-8525 and our website is www.aezsinc.com. None of the documents or information found on our website shall be deemed to be included in or incorporated into this prospectus supplement or the accompanying base shelf prospectus.

Recent Developments

Perifosine

On May 17, 2010, we announced the publication of an article in the May 12, 2010 edition of the Journal of the National Cancer Institute entitled “In Vitro and In Vivo Inhibition of Neuroblastoma Tumor Cell Growth by AKT Inhibitor Perifosine,” demonstrating the single agent activity of perifosine in neuroblastoma tumor preclinical models. Neuroblastoma is the most common pediatric solid tumor. Perifosine, our novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, is currently being investigated in a Phase 1 study as a single agent treatment for recurrent solid tumors, including neuroblastoma, in pediatric patients. The article states that activated Akt is a marker of decreased event-free or overall survival in neuroblastoma patients, and that the aim of this study was to investigate the effect of perifosine, an Akt inhibitor, as a single agent on neuroblastoma cell growth in vitro and in vivo. The preclinical study investigated the activity of perifosine on four human neuroblastoma cell lines, as well as on the survival, tumor growth, and activation status of Akt in mice bearing human neuroblastoma xenograft tumors. Perifosine showed a statistically significant reduction in neuroblastoma cell survival, slowed or regressed tumor growth, and increased survival in mice bearing neuroblastoma tumors. A decreased level of activated Akt was also observed in perifosine-treated neuroblastoma cells and xenograft tumors. The investigators concluded that perifosine inhibited the activation of Akt and was an effective cytotoxic agent in neuroblastoma cells in vitro and in vivo, and that this data supports the future clinical evaluation of perifosine for the treatment of neuroblastoma tumors.

On June 7, 2010, we announced that Phase 1 data of perifosine in recurrent pediatric solid tumors was presented in the pediatric solid tumor poster discussion session held at the 46th Annual Meeting of the American Society of Clinical Oncology (ASCO) taking place in Chicago. This study, conducted by the Memorial Sloan-Kettering Cancer Center pediatric group, marks the first time that perifosine has been administered in a pediatric patient setting.

This Phase 1 Study of perifosine for Recurrent Pediatric Solid Tumors is a single center, open-label, dose-escalating study to assess safety, tolerability, pharmacokinetics (PK), and to identify any dose limiting toxicity (DLT) of single agent perifosine in pediatric patients with any solid tumor that has failed standard therapy. Eleven patients (4 males, 7 females), at a median age of 13 years (5-18) were treated in this study to date. The following tumor types were treated thus far: high-grade glioma (5), medulloblastoma (2), neuroblastoma (3), and ependymoma (1). Most patients were heavily pretreated, with a median of three prior lines of therapy. Cohorts of three patients were treated at three dose levels: 25mg/m2/day, 50mg/m2/day and 75mg/m2/day using 50mg tablets of perifosine after a loading dose on day 1, and taking into account the drug’s long half-life (>100hrs). No DLTs were observed at any of the three dose levels; dose level 4 is currently open for accrual. PK data thus far suggests similar drug absorption by pediatric patients relative to adult patients treated with single agent perifosine.

Of particular interest are the early signs of clinical activity observed in two of the three patients with Stage 4 refractory neuroblastoma. Both patients were refractory to prior treatments upon entering the study and achieved stable disease for 48 weeks and 55+ weeks (ongoing). The investigators concluded that perifosine is well-tolerated in children with recurrent solid tumors and that these early signals of activity warrant further investigation in patients with advanced neuroblastoma and select brain tumors. Previously, perifosine has been shown to target activation of Akt in neuroblastoma cells and xenografts and to significantly inhibit tumor growth in vivo and improve the survival of mice bearing neuroblastoma tumors.

AEZS-108

On May 6, 2010, we announced that we had received orphan-drug designation from the U.S. Food and Drug Administration (“FDA”) for AEZS-108, our doxorubicin targeted conjugate compound, for the treatment of ovarian cancer. AEZS-108 is currently in a Phase 2 trial in advanced ovarian and advanced endometrial cancer in Europe. Orphan-drug designation is granted by the FDA Office of Orphan Products Development to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S. The designation provides a drug developer with a seven-year period of marketing exclusivity if the drug is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication.

On May 12, 2010, we announced that the FDA had approved our Investigational New Drug (“IND”) application for AEZS-108 in luteinizing hormone releasing hormone (“LHRH”) receptor positive urothelial (bladder) cancer. Following this approval from the FDA, we expect to initiate a Phase 2 clinical trial in this indication in the second half of 2010. This trial will be conducted at the Sylvester Comprehensive Cancer Center at the University of Miami Miller School of Medicine, and will include up to 64 patients, male and female, with advanced LHRH-receptor positive urothelial (bladder) cancer. The study will be conducted in two parts: first, a dose-finding part in up to 12 patients; subsequently, a selected dose will be studied for its effect on progression-free survival.

On May 17, 2010, we also announced that we had received a positive opinion for orphan medicinal product designation from the Committee for Orphan Medicinal Products (“COMP”) of the European Medicines Agency for AEZS-108 for the treatment of ovarian cancer. Orphan medicinal product designation is granted by the European Commission, following a positive opinion from the COMP, to a medicinal product that is intended for the diagnosis, prevention or treatment of a life-threatening or a chronically debilitating condition affecting not more than five in 10,000 persons in the European Community when the application for designation is submitted. Orphan medicinal product designation provides the sponsor with access to the Centralized Procedure for the application for marketing authorization, protocol assistance, up to a 100% reduction in fees related to a marketing authorization application, pre-authorization inspection and post-authorization activities, and could provide ten years of market exclusivity in the European Union for AEZ-108 once approved for the treatment of ovarian cancer.

On June 7, 2010, Prof.  Günter Emons, Chairman, Department of Obstetrics & Gynaecology Georg-August University Göttingen, Germany, presented positive efficacy and safety data for our doxorubicin targeted conjugate compound, AEZS-108, in ovarian cancer, at the American Society of Clinical Oncology (ASCO) Annual Meeting. AEZS-108 is currently in a Phase 2 trial conducted in Europe by the German AGO Study Group (Study AGO-GYN5), in

advanced ovarian and endometrial cancer, with final results expected by year-end. The poster (abstract #5035) entitled, “Phase 2 study of AEZS-108, a targeted cytotoxic LHRH analog, in patients with LHRH receptor positive platinum resistant ovarian cancer”, G. Emons, S. Tomov, P. Harter, J. Sehouli, P. Wimberger, A. Staehle, L. C. Hanker, F. Hilpert, P. Dall, and C. Gruendker, for the AGO Study Group, details the use of AEZS-108, a targeted cytotoxic drug in which doxorubicin is linked to [D-Lys(6)]-luteinizing hormone-releasing hormone (LHRH), in women with histologically confirmed taxane-pretreated platinum-resistant/refractory LHRH-R positive advanced (FIGO III or IV) or recurrent ovarian cancer. Patients received a recommended dose of 267 mg/m2 by intravenous infusion over 2 hours, with retreatment every 3 weeks, for up to 6 courses. Response rate (RECIST and/or GCIG criteria) was defined as primary endpoint. Secondary endpoints were safety, time-to-progression (TTP) and overall survival (OS).

42 patients with platinum-resistant ovarian cancer entered the study. Efficacy included partial response in 5 patients (11.9%) and stable disease for more than 12 weeks in 11 patients (26.2%). Based on those data, a Clinical Benefit Rate (CBR) of 38% can be estimated. Median time to progression (TTP) and overall survival (OS) were 3.5 months (104 days) and 15.6 months (475 days), respectively.

In all, tolerability of AEZS-108 was good and commonly allowed retreatment as scheduled. Only one patient (2.4%) had a dose reduction, and overall, 25 of 170 (14.7%) courses were given with a delay, including also cases in which delay was not related to toxicity. Severe (Grade 3 or 4) toxicity was mainly restricted to rapidly reversible hematologic toxicity (leukopenia/neutropenia) associated with fever in 3 cases. Good tolerability of AEZS-108 was also reflected with only a few patients with non-hematological toxicities of grade 3 (none with grade 4), including single cases (2.4%) each of nausea, constipation, poor general condition, and an enzyme elevation. No cardiac toxicity was reported.

THE OFFERING

Issuer	Æterna Zentaris Inc.

Securities we are offering	8,805,964 units. Each unit is comprised of one common share of our capital and a purchaser warrant to purchase 0.50 of a common share of our capital.

Price per Unit	$1.3725

Common shares to be outstanding after this offering	83,138,663 common shares without giving effect to the exercise of warrants, and 87,805,823 common shares assuming and after giving effect to the exercise of all warrants offered under this prospectus supplement (including both the purchaser warrants and the compensation warrants). The number of common shares to be issued and outstanding after this offering is based on 74,332,699 common shares issued and outstanding as at June 15, 2010, and excludes:

•     5,914,121 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of C$2.73 per common share and 293,334 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.83 per common share;

• 8,438,380 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.60 per common share; and

• an aggregate of 2,266,473 common shares reserved for future issuance under our equity incentive plans.

Warrants to be outstanding after this offering	Warrants to acquire an aggregate of 13,105,540 common shares will be outstanding after this offering (including the purchaser warrants and the compensation warrants offered hereby). Purchaser warrants to acquire 4,402,982 common shares at a price of $1.3725 per share, and compensation warrants to acquire 264,178 common shares at a price of $1.7156 per share, will be issued pursuant to this offering.

Use of Proceeds	We expect the net proceeds from this offering to be up to approximately $11.3 million after deducting the placement agent’s fees and expenses as described in the section of this prospectus supplement entitled “Plan of Distribution” and other estimated offering expenses payable by us, which include legal and filing fees, printing costs and various other fees associated with registering the securities and listing the common shares, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. We intend to use the net proceeds from the sale of the securities under this prospectus supplement to fund our AEZS-108, AEZS-112 and AEZS-130 programs and for other general corporate and working capital purposes.

NASDAQ Symbol	AEZS

TSX Symbol	AEZ

Risk Factors	This investment involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and page 8 of the accompanying prospectus, as well as in the documents incorporated by reference herein and therein.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement, including information incorporated or deemed to be incorporated by reference herein, including our consolidated financial statements and related notes, and in the accompanying prospectus. The risks and uncertainties described in the accompanying prospectus and incorporated by reference herein are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, and results of operations could be materially adversely affected, the trading price of our common shares could decline and you could lose all or part of your investment.

Risks relating to this Offering

Our share price is volatile, which may result from factors outside of our control. If we experience low trading volume or if our common shares are delisted from the TSX or NASDAQ, you may have difficulty selling your common shares.

Our common shares are currently listed and traded only on the TSX and NASDAQ. Our valuation and share price since the beginning of trading after our initial listings, first in Canada and then in the United States, have had no demonstrable or meaningful relationship to current or historical financial results, asset values, book value or many other criteria based on conventional measures of the value of shares.

During the year ended December 31, 2009, the closing price of our common shares ranged from C$0.46 to C$3.11 per share on the TSX, and from $0.46 to $2.83 on the NASDAQ, and during the five months ended May 31, 2010, the closing price of our common shares ranged from C$0.80 to C$2.14 per share on the TSX and from $0.79 to $2.09 on the NASDAQ. Our share price may be affected by developments directly affecting our business and by developments out of our control or unrelated to us. The stock market generally, and the biopharmaceutical sector in particular, are vulnerable to abrupt changes in investor sentiment. Prices of shares and trading volume of companies in the biopharmaceutical industry can swing dramatically in ways unrelated to, or that bear a disproportionate relationship to, operating performance. Our share price and trading volume may fluctuate based on a number of factors including, but not limited to:

•	clinical and regulatory developments regarding our product candidates;

•	delays in our anticipated development or commercialization timelines;

•	developments regarding current or future third-party collaborators;

•	other announcements by us regarding technological, product development or other matters;

•	arrivals or departures of key personnel;

•	governmental or regulatory action affecting our product candidates and our competitors’ products in the United States, Canada and other countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our revenues or expenses;

•	general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors; and

•	economic conditions in the United States, Canada or abroad.

Our listing on both the TSX and NASDAQ may increase price volatility due to various factors including: different ability to buy or sell our common shares; different market conditions in different capital markets; and different trading volumes. In addition, low trading volume may increase the price volatility of our common shares. A thin trading market could cause the price of our common shares to fluctuate significantly more than the stock market as a whole.

In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which would adversely affect our business. Any adverse determination in litigation could also subject us to significant liabilities.

We must meet continuing listing requirements to maintain the listing of our common shares on the TSX and NASDAQ. For continued listing, NASDAQ requires, among other things, that listed securities maintain a minimum closing bid price of not less than $1.00 per share. On January 22, 2010, we announced that we had received a letter from the NASDAQ Listing Qualifications Department indicating that the minimum closing bid price of the common shares had fallen below $1.00 for 30 consecutive trading days, and therefore, Æterna Zentaris was not in compliance with NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(C)(3)(a), we were provided a grace period of 180 calendar days, or until July 20, 2010, to regain compliance with this requirement. On April 27, 2010, we announced that we had received a letter from NASDAQ notifying us that the closing bid price of our common shares was above U.S.$1.00 for ten consecutive trading days and that, as a result, we had regained compliance with the Rule as of April 23, 2010.

If we are unsuccessful in maintaining the minimum bid requirements set forth in the Rule in the future and are unable to subsequently regain compliance within the applicable grace period, our common shares will be subject to delisting from the NASDAQ Global Market. Should we receive a delisting notification, we may appeal to the Listing Qualifications Panel or apply to transfer the listing of our common shares to the NASDAQ Capital Market if we satisfy at such time all of the initial listing standards on the NASDAQ Capital Market, other than compliance with the minimum closing bid price requirement. If the application to the NASDAQ Capital Market is approved, then we will have an additional 180-day grace period in order to regain compliance with the minimum bid price requirement while listed on the NASDAQ Capital Market. There can be no assurance that we will meet the requirements for continued listing on the NASDAQ Global Market or whether our application to the NASDAQ Capital Market would be approved or that any appeal would be granted by the Listing Qualifications Panel.

An active market may not develop for the warrants, which may hinder your ability to liquidate your investment.

The issuance of warrants under this prospectus supplement is a new issue of securities with no established trading market, and we do not currently intend to list them on any securities exchange. A dealer may intend to make a market in the warrants after their issuance pursuant to this prospectus supplement; however, a dealer may not be obligated to do so and may discontinue such market-making at any time. As a result, we cannot assure you that an active trading market will develop for any series of the warrants. In addition, subsequent to their initial issuance, the warrants may trade at a discount to their initial offering price, depending upon the value of the underlying common shares and upon our prospects or the prospects for companies in our industry generally and other factors, including those described herein.

A large number of common shares may be issued and subsequently sold upon the exercise of the warrants. The sale or availability for sale of these warrants may depress the price of our common shares.

An aggregate of 4,667,160 common shares are issuable upon the exercise of the warrants. To the extent that purchasers of warrants sell common shares issued upon the exercise of the warrants, the market price of our common shares may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of common shares underlying the warrants may cause shareholders to sell their common shares, which could further contribute to any decline in the common share price.

You will incur immediate and substantial dilution.

The public offering price is substantially higher than the pro forma and pro forma as adjusted negative net tangible book value per share of our outstanding common shares immediately after the offering. As a result, investors purchasing common shares in the offering will incur immediate and substantial dilution in the amount of $1.62 per common share. See “Consolidated Capitalization and Dilution.”

The sale of common shares issued upon exercise of the warrants could encourage short sales by third parties which could further depress the price of the common shares.

Any downward pressure on the price of common shares caused by the sale of common shares issued upon the exercise of the warrants could encourage short sales by third parties. In a short sale, a prospective seller borrows common shares from a shareholder or broker and sells the borrowed common shares. The prospective seller hopes that the common share price will decline, at which time the seller can purchase common shares at a lower price for delivery back to the lender. The seller profits when the common share price declines because it is purchasing common shares at a price lower than the sale price of the borrowed common shares. Such sales could place downward pressure on the price of our common shares by increasing the number of common shares being sold, which could further contribute to any decline in the market price of our common shares.

Future issuances of securities and hedging activities may depress the trading price of our common shares.

Any issuance of equity securities or securities convertible into or exchangeable for equity securities after the offering of units under this prospectus supplement, including the issuance of common shares upon the exercise of stock options and upon exercise of the warrants, could dilute the interests of our existing equity securityholders, and could substantially decrease the trading price of our common shares. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations upon the exercise of options or for other reasons. Our stock option plan generally permits us to have outstanding, at any given time, stock options that are exercisable for a maximum number of common shares equal to 11.4% of all then issued and outstanding common shares. As at June 15, 2010, there were:

•	74,332,699 common shares issued and outstanding;

•	No issued and outstanding Preferred Shares;

•	8,438,380 common shares issuable upon exercise of outstanding warrants; and

•	6,207,455 stock options outstanding.

In addition, the price of common shares could also be affected by possible sales of common shares by investors who view other investment vehicles as more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common shares. This hedging or arbitrage could, in turn, affect the trading price of our common shares.

It is possible that we may be a passive foreign investment company, which could result in adverse tax consequences to U.S. investors.

Adverse U.S. federal income tax rules apply to U.S. Holders (as defined in “Certain Income Tax Considerations — United States Federal Income Taxation”) that directly or indirectly hold common shares or warrants of a passive foreign investment company (“PFIC”). We will be classified as a PFIC for U.S. federal income tax purposes for a taxable year if (i) at least 75 percent of our gross income is “passive income” or (ii) at least 50 percent of the average value of our assets, including goodwill (based on annual quarterly average), is attributable to assets which produce passive income or are held for the production of passive income.

We believe that we were not a PFIC for the 2009 taxable year. However, since the fair market value of our assets may be determined in large part by the market price of our common shares, which is likely to fluctuate, and the composition of our income and assets will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, no assurance can be provided that we will not be classified as a PFIC for the 2010 taxable year and for any future taxable year.

PFIC characterization could result in adverse U.S. federal income tax consequences to U.S. Holders. In particular, absent certain elections, a U.S. Holder would be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of a gain derived from a disposition of common shares or warrants, as well as certain distributions by us. If we are treated as a PFIC for any taxable year, a U.S. Holder may be able to make an election to “mark to market” common shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of the common shares. However, a mark-to-market election is not available to be made in respect of warrants.

Under recently enacted U.S. tax legislation and subject to future guidance, if the Company is a PFIC, U.S. Holders will be required to file, for returns due after March 18, 2010, an annual information return with the IRS relating to their ownership of common shares and, potentially, warrants. This new filing requirement is in addition to any pre-existing reporting requirements that applied to a U.S. Holder’s interest in a PFIC (which the recently enacted tax legislation does not affect). Pursuant to IRS Notice 2010-34, the new filing requirement will not apply for taxable years beginning before March 18, 2010. No additional guidance has yet been issued about the annual information return required under the recently enacted legislation, including on the information required to be reported on such return, the form of the return, or the due date for the return.

For a more detailed discussion of the potential tax impact of us being a PFIC, see the section entitled “Certain Income Tax Considerations — United States Federal Income Taxation.”

USE OF PROCEEDS

We expect the net proceeds from this offering to be up to approximately $11.3 million after deducting the placement agent’s fees and expenses as described in the section of this prospectus supplement entitled “Plan of Distribution” and other estimated offering expenses payable by us, which include legal and filing fees, printing costs and various other fees associated with registering the securities and listing the common shares, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. We intend to use the net proceeds from the sale of the securities under this prospectus supplement to fund our AEZS-108, AEZS-112 and AEZS-130 programs and for other general corporate and working capital purposes.

PRICE RANGE AND TRADING VOLUMES

Our common shares are listed and posted for trading on the NASDAQ under the symbol “AEZS” and on the TSX under the symbol “AEZ.” The following table indicates, for the relevant periods, the high and low closing prices and the average daily trading volume of our common shares on NASDAQ and on the TSX:

	NASDAQ (US$)			TSX (C$)
	High	Low	Volume	High	Low	Volume

June-10(1)	1.78	1.24	2,754,440	1.88	1.31	277,659
May-10	2.09	1.21	7,920,290	2.14	1.23	884,790
Apr-10	1.65	0.80	4,816,695	1.66	0.80	877,252
Mar-10	0.85	0.79	217,325	0.87	0.81	77,730
Feb-10	0.87	0.81	102,265	0.91	0.86	38,021
Jan-10	0.93	0.80	489,389	0.99	0.83	109,245
Dec-09	1.12	0.80	341,716	1.17	0.83	140,062
Nov-09	1.10	0.98	191,089	1.17	1.05	97,410
Oct-09	1.25	0.99	408,270	1.40	1.07	96,648
Sept-09	1.38	0.89	1,240,716	1.46	0.98	259,348
Aug-09	2.83	0.89	1,567,974	3.11	0.97	704,210
Jul-09	2.62	1.67	391,576	2.80	1.95	188,891
Jun-09	2.35	1.73	257,401	2.63	1.97	185,032

(1)	Up to and including June 15, 2010.

PRIOR SALES

On June 23, 2009, we completed a registered direct offering pursuant to which we issued 5,319,149 units, each unit being comprised of one common share and one warrant to purchase 0.35 of a common share, for a price of $1.88 per unit. Each such warrant has an exercise price of $2.06 per share. We also issued compensation warrants to purchase up to an aggregate of 287,234 common shares to Rodman & Renshaw, LLC (and certain of its representatives), who acted as placement agent for this offering, which warrants have an exercise price of $2.35 per share.

In addition, on October 23, 2009, we completed a second registered direct offering pursuant to which we issued 4,583,335 units, each unit being comprised of one common share and one warrant to purchase 0.40 of a common share, for a purchase price of $1.20 per unit. Each such warrant has an exercise price of $1.25 per common share. We also issued compensation warrants to purchase up to an aggregate of 128,333 common shares to Rodman & Renshaw, LLC, who acted as placement agent for this offering, which warrants have an exercise price of $1.50 per common share.

On December 9, 2009, we granted an aggregate of 1,448,422 stock options to acquire common shares at an exercise price of C$0.95 to certain directors, executive officers and employees of the Company pursuant to our stock option plan.

On April 20, 2010, we completed a registered direct offering pursuant to which we issued 11,111,111 units, each unit being comprised of one common share and one warrant to purchase 0.40 of a common share, for a price of $1.35 per unit (the “April 2010 Offering”). Each such warrant has an exercise price of $1.50 per share.

There were no material changes in our share capital structure during the financial years ended December 31, 2008 and 2009, except as disclosed and described in our annual audited and interim unaudited financial statements incorporated by reference herein.

CONSOLIDATED CAPITALIZATION AND DILUTION

The following table presents the number of our issued and outstanding common shares and our consolidated cash and cash equivalents and capitalization as at March 31, 2010 on an actual basis and as adjusted to give effect to (i) the issuance and sale of the 8,805,964 common shares offered under this prospectus supplement at a public offering price of $1.3725 per share, and (ii) the issuance and sale of both the 8,805,964 common shares offered under this prospectus supplement at a public offering price of $1.3725 per share as well as the issuance and sale of all 4,402,982 common shares issuable upon exercise of the purchaser warrants offered under this prospectus supplement at a price per share of $1.3725 and of all 264,178 common shares issuable upon exercise of the compensation warrants offered under this prospectus supplement at a price per share of $1.7156. The adjustments present the expected impact on the number of our issued and outstanding shares, our consolidated cash and cash equivalents and our capitalization as at March 31, 2010 of the issuances described above and after the payment by us of the placement agent’s fees and estimated transaction expenses. There has been no material change to our share capital since March 31, 2010 except for the issuance and sale of 11,111,111 common shares and warrants to acquire 4,444,444 common shares pursuant to the April 2010 Offering as described in Note 10 to our unaudited interim consolidated financial statements as at March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009. In addition, as at March 31, 2010, we had no outstanding long-term debt.

The information below should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our annual report on Form 20-F for the financial year ended December 31, 2009 filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form, and our unaudited interim consolidated financial statements as at March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009 and Management’s Discussion and Analysis thereon, each as incorporated by reference into this prospectus supplement. Figures are in thousands of U.S. dollars except share data.

	As at March 31, 2010
					As Further
	Actual(1)		As Adjusted(2)		Adjusted(3)

Number of common shares issued and outstanding	63,089,954	(4)	71,895,918	(4)	76,563,078	(4)

Cash and cash equivalents	$26,947		$38,239		$44,735

Shareholders’ equity:
Share capital and warrants	$44,102		$55,394		$61,890
Other capital	80,086		80,086		80,086
Deficit	(133,418)		(133,418)		(133,418)
Accumulated other comprehensive income	12,400		12,400		12,400

Total shareholders’ equity and total capitalization	$3,170		$14,462		$20,958

(1)	Each of the above “Actual,” “As Adjusted” and “As Further Adjusted” columns excludes and does not reflect the issuance and sale by us of 11,111,111 common shares and warrants to acquire 4,444,444 common shares pursuant to the April 2010 Offering as described in Note 10 to our unaudited interim consolidated financial statements as at and for the three-month periods ended March 31, 2010 and 2009.

(2)	As adjusted assumes and gives effect to the issuance and sale of 8,805,964 common shares offered under this prospectus supplement at a price of $1.3725 per share and the payment by us of the placement agent’s fee and the expenses of the offering.

(3)	As further adjusted assumes and gives effect to the issuance and sale of 8,805,964 common shares offered under this prospectus supplement at a price of $1.3725 per share, to the issuance of 4,402,982 common shares issuable upon exercise of the purchaser warrants offered under this prospectus supplement at a price of $1.3725 per share, to the issuance of 264,178 common shares issuable upon exercise of the compensation warrants offered under this prospectus supplement at a price of $1.7156 per share, and to the payment by us of the placement agent’s fee and the expenses of the offering.

(4)	In addition, (i) 2,148,936 common shares are currently issuable upon exercise of warrants that we previously issued in June 2009, of which 1,861,702 are issuable at a price of $2.06 per share and 287,234 are issuable at a price of $2.35 per share, (ii) 1,845,000 common shares are currently issuable upon exercise of warrants that we previously issued in October 2009, of which 1,716,667 are issuable at $1.25 per share and 128,333 are issuable at $1.50 per share, and (iii) 4,444,444 common shares are currently issuable upon the exercise of warrants that we previously issued in April 2010, all of which are issuable at $1.50 per share. There are also currently 6,207,455 common shares that underlie outstanding stock options granted under our stock option plan.

If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per common share over the as adjusted negative net tangible book value per common share after this offering. Negative net tangible book value per share represents the amount of our total tangible assets (which include unrestricted and restricted cash and cash equivalents, accounts receivable, income taxes, inventory, and property, plant and equipment)

reduced by the amount of our total liabilities, divided by the total number of common shares issued and outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a Unit to the common shares included in the Unit and none to the warrants.

At March 31, 2010, we had a negative net tangible book value of approximately $29.0 million, or approximately $0.46 per share based on 63,089,954 common shares issued and outstanding. After taking into account the estimated net proceeds from this offering of $11.3 million, and the issuance of 8,805,964 common shares in this offering (but excluding the net proceeds received from the April 2010 Offering and the issuance of 11,111,111 common shares thereunder), our pro forma negative net tangible book value at March 31, 2010 would have been approximately $17.7 million, or $0.25 per common share. This represents an immediate increase in net tangible book value of $0.21 per common share to existing shareholders and an immediate dilution of $1.62 per common share to the new investors who purchase units in this offering. The following table illustrates this per share dilution:(1)

Public offering price per Unit		$1.3725
Net tangible book value per common share as at March 31, 2010(1)	$(0.46)
Increase in net tangible book value per common share attributable to this offering	$0.21

Pro forma net tangible book value per common share as at March 31, 2010, after giving effect to this offering		$(0.25)

Dilution in net tangible book value per common share to new investors in this offering		$1.62

(1)	All figures in the above table exclude the April 2010 Offering.

The above table is based on 63,089,954 common shares outstanding as at March 31, 2010 and excludes, as at March 31, 2010:

•	8,805,964 common shares to be issued, 4,402,982 common shares issuable upon the exercise of purchaser warrants to be issued to purchasers in this offering and 264,178 common shares issuable upon the exercise of compensation warrants to be issued to the agent in connection with this offering;

•	11,111,111 common shares issued at a price of $1.35 per share and 4,444,444 issuable upon exercise of warrants exercisable at a price of $1.50 per share issued pursuant to the April 2010 Offering;

•	5,914,121 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of C$2.73 per common share and 293,334 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.83 per common share;

•	an aggregate of 2,266,473 common shares reserved for future issuance under our stock option plan; and

•	8,438,380 common shares issuable upon the exercise of previously issued and outstanding warrants at a weighted average exercise price of $1.60 per common share.

To the extent that any of these options or warrants are exercised or new options are issued under our stock option plan, or we otherwise issue additional common shares in the future, there will be further dilution to the new investors.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT

Share Capital

Our authorized share capital structure consists of an unlimited number of shares of the following classes (all classes are without nominal or par value): common shares; and first preferred shares (the “First Preferred Shares”) and second preferred shares (the “Second Preferred Shares” and, together with the First Preferred Shares, the “Preferred Shares”), both issuable in series. As at June 15, 2010, there were 74,332,699 common shares issued and outstanding. No Preferred Shares of the Company have been issued to date.

Common Shares

The holders of the common shares are entitled to one vote for each common share held by them at all meetings of shareholders, except meetings at which only shareholders of a specified class of shares are entitled to vote. In addition, the holders are entitled to receive dividends if, as and when declared by the Company’s Board of Directors on the common shares. Finally, the holders of the common shares are entitled to receive the remaining property of the Company upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary. Shareholders have no liability to further capital calls as all issued and outstanding shares are fully paid and non-assessable.

Preferred Shares

The First and Second Preferred Shares are issuable in series with rights and privileges specific to each class. The holders of Preferred Shares are generally not entitled to receive notice of or to attend or vote at meetings of shareholders. The holders of First Preferred Shares are entitled to preference and priority to any participation of holders of Second Preferred Shares, common shares or shares of any other class of shares of the share capital of the Company ranking junior to the First Preferred Shares with respect to dividends and, in the event of the liquidation of the Company, the distribution of its property upon its dissolution or winding-up, or the distribution of all or part of its assets among the shareholders, to an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to the issued and paid-up share capital of the Company, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them. The holders of Second Preferred Shares are entitled to preference and priority to any participation of holders of common shares or shares of any other class of shares of the share capital of the Company ranking junior to the Second Preferred Shares with respect to dividends and, in the event of the liquidation of the Company, the distribution of its property upon its dissolution or winding-up, or the distribution of all or part of its assets among the shareholders, to an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to the issued and paid-up share capital of the Company, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them.

Our Board of Directors may, from time to time, provide for additional series of Preferred Shares to be created and issued, but the issuance of any Preferred Shares is subject to the general duties of the directors under the Canada Business Corporations Act to act honestly and in good faith with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Additional information on our share capital is provided in “Item 10. — Additional Information” in our annual report on Form 20-F for the financial year ended December 31, 2009 filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form and incorporated by reference into this Prospectus Supplement.

Purchaser Warrants

The material terms and provisions of the purchaser warrants being offered under this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and is qualified in its entirety by, the form of purchaser warrant, which will be provided to the investors in this offering and will be filed with the Canadian securities regulatory authorities on the SEDAR website at www.sedar.com and furnished to the SEC as an exhibit to a report on Form 6-K.

The purchaser warrants will provide for an exercise price of $1.3725 per share. They will be immediately exercisable and will expire five years from the date of their issuance. The exercise price of the warrants will be subject to adjustment in the case of stock splits, stock dividends, share consolidations and similar recapitalization transactions. The holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after the exercise. The holder may elect to change this beneficial ownership limitation from 4.99% to up to 9.99% of the number of our common shares outstanding immediately after the exercise upon not less than 61 days’ prior written notice to us.

The holders of purchaser warrants must make payment in cash of the exercise price of the shares being acquired upon exercise of the purchaser warrants. If, however, we are unable to offer and sell the shares underlying these warrants due to the ineffectiveness of the registration statement of which this prospectus supplement is a part, then the purchaser warrants may be exercised on a “net” or “cashless” basis. No fractional common shares will be issued upon the exercise of the purchaser warrants.

If, at any time while the warrant is outstanding, we (i) consolidate or merge with or into another corporation, (ii) sell all or substantially all of our assets, (iii) are subject to or complete a tender or exchange offer pursuant to which holders of our common shares are permitted to tender or exchange their shares for other securities, cash or property and which has been accepted by the holders of 50% or more of our outstanding common shares, (iv) effect any reclassification of our common shares or any compulsory share exchange pursuant to which our common shares are converted into or exchanged for other securities, cash or property, or (v) in one or more related transactions, consummate a share purchase agreement or other business combination with another person whereby such person acquires more than 50% of our outstanding common shares (not including our common shares held by such other person or the persons acting jointly with such person in the context of such transactions), each, a Fundamental Transaction, then each holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, or Alternate Consideration. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such Alternate Consideration as the holder may be entitled to purchase, and the other obligations under the warrant.

Notwithstanding the above, in the event of any type of Fundamental Transaction and irrespective of the form of consideration payable thereunder, the holders of the warrants will be entitled to receive, in lieu of our common shares and at the holders’ option, cash in an amount equal to the value of the remaining unexercised portion of the warrant on the date of the transaction determined using a Black-Scholes option pricing model with an expected volatility equal to the greater of 60% and the 100-day historical price volatility obtained from Bloomberg L.P. as of the trading day immediately prior to the public announcement of the transaction.

The purchaser warrants will not be listed on any national or foreign trading market.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement dated as of June 15, 2010 with Rodman & Renshaw, LLC. Subject to the terms and conditions contained in the placement agency agreement, the placement agent has agreed to act as placement agent in connection with the sale of up to 8,805,964 of our common shares and purchaser warrants to purchase up to 4,402,982 of our common shares in this offering. The placement agent is not purchasing or selling any securities under this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of the securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering. There is no requirement that any minimum number of units or dollar amount of units be sold in this offering and there can be no assurance that we will sell all of the units being offered.

The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent including, among other things, the absence of any material adverse change in our business.

We currently anticipate that the closing of this offering will take place on or about June 18, 2010. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the units;

•	the placement agent will receive the placement agent’s fees in accordance with the terms of the placement agency agreement; and

•	we will deliver the units, comprised of common shares and purchaser warrants, to the investors.

We have agreed to pay the placement agent an aggregate fee equal to 5% of the gross proceeds from the sale of the units in this offering. We have also agreed to reimburse the placement agent for expenses incurred by it in connection with this offering in an amount equal to 0.8% of the gross offering proceeds but in no event in excess of $30,000. In addition, we agreed to issue compensation warrants to the placement agent to purchase 2% of the aggregate number of common shares sold under this prospectus supplement plus any common shares underlying any convertible securities or units sold in the placement (if all of the common shares are sold under this prospectus supplement, up to an aggregate of 264,178 common shares).

Under no circumstances will the fee, commission or discount received by the placement agent or any other FINRA member or independent broker-dealer exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to the accompanying prospectus.

The compensation warrants will be on substantially the same terms as the purchaser warrants offered hereby, except that the compensation warrants will have an exercise price equal to $1.7156 per share, will not be exercisable for a period of six months after their date of issuance, will expire on the fifth year anniversary of the effective date of the registration statement under which this prospectus supplement is being filed and will otherwise comply with FINRA Rule 5110(g) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any of the common shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security:

i.	by operation of law or by reason of reorganization of the Company;

ii.	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

iii.	if the aggregate amount of securities of the Company held by Rodman & Renshaw, LLC or related persons do not exceed 1% of the securities being offered;

iv.	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

v.	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The estimated offering expenses payable by us, in addition to the aggregate fee of approximately $600,000 due to the placement agent and the placement agent’s expenses up to a maximum of $30,000, are approximately $160,000, which includes legal and filing fees and printing costs, and various other fees associated with registering the securities and listing the common shares. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $11.3 million if the maximum number of units are sold (excluding proceeds we may receive upon exercise of the warrants).

The following table shows the per Unit and total commissions we will pay to the placement agent in connection with the sale of the units offered under this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the units offered hereby and excluding proceeds that we may receive upon exercise of the warrants.

Per Unit placement agent’s fees	$0.068625
Maximum offering total	$604,309

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of its activities under the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

From time to time, the placement agent and/or certain of its affiliates have engaged, and may in the future engage, in transactions with, and perform investment banking and/or financial advisory services for, us and our affiliates in the ordinary course of business.

We have also agreed with the purchasers of the units offered pursuant to this prospectus supplement that we will not issue or enter into an agreement to issue common shares or securities convertible into or exercisable for common shares for a period of 30 days from the closing of the offering contemplated by this prospectus supplement.

The placement agency agreement, the form of securities purchase agreement with the purchasers and the form of purchaser warrants are included as exhibits to our report on Form 6-K furnished to the SEC, and such documents have also been filed with the applicable Canadian securities regulatory authorities in connection with this offering.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The address of the placement agent is 1251 Avenue of the Americas, 20th Floor, New York, NY, 10020.

The transfer agent for our common shares is Computershare Investor Services Inc.

The purchase price per Unit and the exercise price for the warrants was determined based on negotiations with the investors and discussions with the placement agent.

CERTAIN INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion is a summary of certain U.S. federal income tax consequences applicable to the purchase, ownership and disposition of common shares or warrants by a U.S. Holder (as defined below), but does not purport to be a complete analysis of all potential U.S. federal income tax effects. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions in effect as of the date of this prospectus supplement. All of these are subject to change, possibly with retroactive effect, or different interpretations.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax provisions of the Code) or to holders that may be subject to special rules under U.S. federal income tax law, including:

•	dealers in stocks, securities or currencies;

•	securities traders that use a mark-to-market accounting method;

•	banks and financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	persons holding common shares or warrants as part of a hedging or conversion transaction or a straddle;

•	persons who or that are, or may become, subject to the expatriation provisions of the Code;

•	persons whose functional currency is not the U.S. dollar; and

•	direct, indirect or constructive owners of 10% or more of the total combined voting power of all classes of our voting stock.

This summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate or gift tax law as applicable to U.S. Holders. In addition, this discussion is limited to U.S. Holders purchasing common shares and warrants pursuant to this Prospectus Supplement and that will hold such common shares and warrants as capital assets. For purposes of this summary, “U.S. Holder” means a beneficial holder of common shares or warrants who or that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect to be treated as a U.S. person.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds common shares or warrants, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences to any such partner. Such a partner should consult its own tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of common shares and warrants.

PROSPECTIVE U.S. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Taxation of U.S. Holders of common shares

Dividends

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any distributions paid by the Company out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any Canadian withholding tax paid with respect thereto, will generally be taxable to a U.S. Holder as foreign source dividend income, and will not be eligible for the dividends received deduction generally allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common shares and thereafter as capital gain. Prospective purchasers should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.

For taxable years beginning before January 1, 2011, dividends paid by the Company should be taxable to a non-corporate U.S. Holder at the special reduced rate normally applicable to long term capital gains, provided that certain conditions are satisfied. A U.S. Holder will not be able to claim the reduced rate if the Company is treated as a PFIC for the taxable year in which the dividend is paid or the preceding year. See “Passive Foreign Investment Company Considerations” below.

Under current law, payments of dividends by the Company to non-Canadian investors are generally subject to a 25 percent Canadian withholding tax. The rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Canada-United States Tax Convention (the “Convention”) is reduced to a maximum of 15 percent. This reduced rate of withholding will not apply if the dividends received by a U.S. Holder are effectively connected with a permanent establishment of the U.S. Holder in Canada. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Canadian taxes withheld by the Company, and as then having paid over the withheld taxes to the Canadian taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from the Company with respect to the payment.

A U.S. Holder will generally be entitled, subject to certain limitations, to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Canadian income taxes withheld by the Company. For purposes of the foreign tax credit limitation, dividends paid by the Company generally will constitute foreign source income in the “passive category income” basket.

Prospective purchasers should consult their tax advisors concerning the foreign tax credit implications of the payment of Canadian taxes.

Dividends paid in Canadian dollars will be included in the gross income of the U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether such Canadian dollars are actually converted into U.S. dollars at that time. Gain or loss, if any, realized on a sale or other disposition of the Canadian dollars will generally be U.S. source ordinary income or loss to a U.S. Holder.

The Company generally does not pay any dividends and does not anticipate paying any dividends in the foreseeable future.

Sale or Other Taxable Disposition

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the common shares.

This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the common shares exceeds one year. For taxable years beginning before January 1, 2011, the rates of taxation for long-term capital gains of non-corporate U.S. Holders are reduced compared to such rates thereafter. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Considerations

A foreign corporation will be classified as a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income.

The Company believes it was not a PFIC for the 2009 taxable year. However, since the fair market value of the Company’s assets may be determined in large part by the market price of the common shares, which is likely to fluctuate, and the composition of the Company’s income and assets will be affected by how, and how quickly, the Company spends any cash that is raised in any financing transaction, no assurance can be provided that the Company would not be classified as a PFIC for the 2010 taxable year and for any future taxable year.

If the Company is classified as a PFIC for any taxable year during which a U.S. Holder owns common shares, the U.S. Holder, absent certain elections (including the mark-to-market election described below), will generally be subject to adverse rules (regardless of whether the Company continues to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Holder on the common shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the common shares) and (ii) any gain realized on the sale or other disposition of common shares.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is classified as a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years during which the Company was classified as a PFIC will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge will be imposed with respect to the resulting tax attributable to each such other taxable year.

U.S. Holders can avoid the interest charge described above by making a mark-to-market election with respect to the common shares, provided that the common shares are “marketable.” Common. Shares will be marketable if they are regularly traded on a qualified exchange or other market. For this purpose, common shares generally will be considered to be regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The common shares are currently listed and regularly traded on NASDAQ, which constitutes a qualified exchange. If the common shares were delisted from the NASDAQ and were not traded on another qualified exchange for the requisite time period described above, the mark-to-market election would not be available.

A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year an amount equal to the excess, if any, of the fair market value of the common shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the common shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over the fair market value of the common shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior taxable years. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of the common shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the common shares will be treated as ordinary losses to the extent of any net mark-to-market gains for prior taxable years.

A mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable, in which case the election is automatically terminated. If the Company is classified as a PFIC for any taxable year in which a U.S. Holder owns common shares but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made.

In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by making a qualified electing fund (“QEF”) election to be taxed currently on its share of the PFIC’s undistributed income. If the Company is classified as a PFIC, it does not, however, expect to provide to U.S. Holders the information regarding its income that would be necessary in order for a U.S. Holder to make a QEF election with respect to common shares.

If the Company is classified as a PFIC, a U.S. Holder of common shares will generally be treated as owning stock owned by the Company in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to distributions to the Company by, and dispositions by the Company of the stock of such subsidiaries. A mark-to-market election is not permitted for the shares of any subsidiary of the Company that is also classified as a PFIC.

If the Company is classified as a PFIC and then ceases to be so classified, a U.S. Holder may make an election (a “deemed sale election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s common shares on the last day of the taxable year of the Company during which it was a PFIC. A U.S. Holder that made a deemed sale election would then cease to be treated as owning a stock in a PFIC by reason of ownership of common shares in the Company. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above.

Under recently enacted U.S. tax legislation and subject to future guidance, if the Company is a PFIC, U.S. Holders will be required to file, for returns due after March 18, 2010, an annual information return with the IRS relating to their ownership of common shares and, potentially, warrants. This new filing requirement is in addition to any pre-existing reporting requirements that applied to a U.S. Holder’s interest in a PFIC (which the recently enacted tax legislation does not affect). Pursuant to IRS Notice 2010-34, the new filing requirement will not apply for taxable years beginning before March 18, 2010. No additional guidance has yet been issued about the annual information return required under the recently enacted legislation, including on the information required to be reported on such return, the form of the return, or the due date for the return.

Prospective purchasers should consult their tax advisors regarding the potential application of the PFIC regime and any reporting obligations to which they may be subject under that regime.

Receipt of Warrants

A U.S. Holder is not required to include any amount in income for U.S. federal income tax purposes as a result of the receipt of the warrants. The basis in the U.S. Holder’s shares with respect to which warrants were received must be allocated between the common shares and warrants received in proportion to their fair market values determined on the date of receipt.

Sale or Other Disposition of Warrants

Upon a sale or other disposition of warrants, a U.S. Holder will generally recognise capital gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realised (as determined on the date of the sale or other disposition) and the U.S. Holder’s adjusted tax basis in the warrants. Any gain or loss will be U.S. source, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the warrants exceeds one year. The deduction of capital losses is subject to limitations under the Code.

Exercise and Expiration of Warrants

A U.S. Holder generally should not recognize any income, gain or loss on the exercise of a warrant, except with respect to any cash received in lieu of a fractional common share. When a warrant is exercised, the U.S. Holder’s cost of the common share acquired thereby will be equal to the U.S. Holder’s adjusted cost basis of the warrant plus the exercise price paid for the common share, less the portion of such basis allocable to the fractional common share (if any). In the event a warrant is cash-settled upon exercise, a U.S. Holder generally will recognize gain or loss equal to the difference between the cash received upon exercise and the U.S. Holder’s adjusted tax basis in the warrant. This capital gain or loss will be long-term or short-term capital gain or loss depending upon the length of time the U.S. Holder held the warrant. The expiration of an unexercised warrant will generally give rise to a capital loss equal to the adjusted cost basis to the U.S. Holder of the expired warrant. The holding period of the common share acquired through the exercise of a warrant would begin on the date of exercise of the warrant.

As described above in “Description of Securities Offered under this Prospectus Supplement — Warrants,” a warrant may be exercised on a “net” or “cashless” basis in limited circumstances. The tax consequences of such an exercise are not clear under current tax law. A cashless exercise may be tax-free or could be treated as a taxable exchange in which gain or loss would be recognized. Prospective purchasers should consult their tax advisors regarding the tax consequences of a cashless exercise, including the determination of tax basis, holding period, and gain or loss.

If the terms of a warrant provide for any adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of the warrants. Prospective purchasers should consult their own tax advisors with respect to the tax consequences of any exercise adjustment.

Passive Foreign Investment Company Considerations

If the Company is classified as a PFIC for any taxable year during which a U.S. Holder owns warrants, the U.S. Holder will generally be treated as owning stock in the Company and will be subject to adverse rules (regardless of whether the Company continues to be classified as a PFIC) with respect to any gain realized on the sale or other disposition of warrants. For a description of these adverse rules, including loss of favorable capital gains rates and the imposition of an interest charge, see above “Taxation of U.S. Holders of common shares — Passive Foreign Investment Company Considerations.” In addition, if the Company is classified as a PFIC, the holding period of a common share acquired through the exercise of the warrant would include the period during which the warrant was held, which could exacerbate the effect of the adverse rules described above.

The mark-to-market election and the QEF election under the PFIC rules may not be made with respect to the warrants.

The application of the PFIC rules to warrants, including the application of the recently enacted reporting requirement described above in “Taxation of U.S. Holders of common shares — Passive Foreign Investment Company Considerations,” is subject to significant uncertainties. Accordingly, prospective purchasers should consult their tax advisors regarding the potential application of the PFIC regime.

Information Reporting and Backup Withholding

The proceeds of a sale or other disposition of common shares or warrants, as well as dividends paid or deemed paid with respect to common shares or warrants by a U.S. payor, generally will be reported to the IRS and to the U.S. Holder as required under applicable regulations. Backup withholding tax may apply to these payments if the U.S. Holder fails to timely provide in the appropriate manner an accurate taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Certain U.S. Holders are not subject to the information reporting or backup withholding tax requirements described herein. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding tax and the procedure for obtaining an exemption.

Backup withholding tax is not an additional tax. U.S. Holders generally will be allowed a refund or credit against their U.S. federal income tax liability for amounts withheld, provided the required information is timely furnished to the IRS.

Subject to specified exceptions and future guidance, recently enacted U.S. tax legislation generally requires a U.S. Holder (that is an individual or, to the extent provided in future guidance, a domestic entity) to report to the IRS such U.S. Holder’s interests in stock or securities issued by a non-U.S. person (such as the Company) for taxable years beginning after March 18, 2010. Although expected, no guidance on this reporting requirement has yet been issued. U.S. Holders should consult their tax advisors regarding the information reporting obligations that may arise from their acquisition, ownership or disposition of common shares or warrants.

Canadian Federal Income Tax Considerations for United States Residents

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of units acquired pursuant to this prospectus supplement by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with the Company, and is not affiliated with the Company, (iii) beneficially owns units as capital property, (iv) does not use or hold the units in the course of carrying on, or otherwise in connection with, a business or a part of a business carried on or deemed to be carried on in Canada and (v) is not a “registered non-resident insurer” or “authorized foreign bank” within the meaning of the Act, and (b) for the purposes of the Convention, is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention. Our units will generally be considered to be capital property to a holder unless such units are held in the course of carrying on a business of buying or selling securities, or in an adventure or concern in the nature of trade. Our units will generally not be capital property to holders that are “financial institutions” (as defined in the Tax Act). Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Shareholder” or “U.S. Shareholders”. This summary does not deal with special situations, such as the particular circumstances of traders or dealers, holders an interest in which is a “tax shelter investment” as defined in the Tax Act, tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) and the Company’s understanding of the current published administrative practices and policies of the Canada Revenue Agency (“CRA”). It also takes into account all proposed amendments to the Tax Act and the Regulations publicly released by the Minister of Finance (Canada) (“Tax Proposals”) prior to the date hereof, and assumes that all such Tax Proposals will be enacted as currently proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.

For purposes of the Tax Act, all amounts, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars. Amounts denominated in U.S. dollars must be converted to Canadian currency using the Bank of Canada noon rate on the day on which the amount first arose or such other rate of exchange that is acceptable to the Minister. The amount of any capital gain or any capital loss to a U.S. shareholder with respect to the units may be affected by fluctuations in Canadian dollar exchange rates. This description of foreign exchange consequences does not apply to a U.S. Shareholder which is a corporation that has elected in prescribed form and manner and has otherwise met the requirement to use functional currency tax reporting as set out in the Tax Act and such U.S. Shareholders are advised to consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Shareholder and no representation with respect to the federal income tax consequences to any particular U.S. Shareholder or prospective U.S. Shareholder is made. The tax consequences to a U.S. Shareholder will depend on the holder’s particular circumstances. Accordingly, U.S. Shareholders should consult with their own tax advisers for advice with respect to their own particular circumstances.

In determining the cost basis to a U.S. Shareholder of our common shares and warrants, such U.S. Shareholder will be required to allocate the price paid for our units between the common shares and warrants in accordance with the relative fair market value of the common shares and warrants on the date of purchase. The Company is of the view that the fair market value of the warrants is minimal. However, the Canada Revenue Agency is not bound by our determination on this matter. The cost for Canadian tax purposes to a U.S. Shareholder of a common share (and a warrant) must be averaged with the adjusted cost base of all other common shares (and warrants) held by a U.S. Shareholder as capital property for purposes of calculating the adjusted cost base of such common shares (and warrants) at the time of disposition.

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a U.S. Shareholder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Shareholder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Shareholder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares or warrants, unless the common shares or warrants, as the case may be, constitute “taxable Canadian property” to the U.S. Shareholder at the time of disposition and the U.S. Shareholder is not entitled to relief under the Convention. Generally, our common shares and warrants (unless the U.S. Shareholder receives property other than our common shares on exercise of the warrants) will not constitute taxable Canadian property to a U.S. Shareholder provided our common shares are listed on a designated stock exchange (which includes the TSX and NASDAQ) at the time of the disposition and, at no time during the 60-month period immediately preceding the disposition, has the U.S. Shareholder, persons with whom the U.S. Shareholder does not deal at arm’s length, or the U.S. Shareholder together with such persons, owned 25% or more of the issued shares of any series or class of our capital stock. If our common shares constitute taxable Canadian property to a particular U.S. Shareholder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada. If our warrants constitute taxable Canadian property to a particular U.S. Shareholder, any capital gain arising on their disposition should be exempt from Canadian tax under the Convention. The consequences under the Tax Act of a disposition of the warrants may be materially different if the U.S. Shareholder is entitled to receive property other than our common shares on exercise of the warrants and U.S. Shareholders should consult their own tax advisors in such circumstances.

As long as our common shares are listed at the time of their disposition on the TSX, NASDAQ or another “recognized stock exchange” (as defined in the Tax Act), a U.S. Shareholder who disposes of our common shares or warrants (unless the U.S. Shareholder is entitled to receive property other than our common shares on exercise of the warrants) that are taxable Canadian property will not be required to satisfy the obligations imposed under Section 116 of the Tax Act. An exemption from such obligations may also be available in respect of their disposition if they are “treaty-protected property” (as defined in the Tax Act). The consequences under the Tax Act of a disposition of the warrants may be materially different if the U.S. Shareholder is entitled to receive property other than our common shares on exercise of the warrants and U.S. Shareholders should consult their own tax advisors in such circumstances.

Except in the event a warrant is cash settled, in whole or in part, upon exercise, or is exercised after the occurrence of a “fundamental transaction” (as such term is defined in the purchaser warrants) and the holder receives property other than our common shares, a U.S. Shareholder will not realize a gain or loss upon the exercise of a warrant. A U.S. Shareholder’s cost of any common shares acquired in connection with the exercise of warrants will be equal to the aggregate of such U.S. Shareholder’s adjusted cost base of the warrants exercised plus the exercise price paid for the common shares. The adjusted cost base of the common shares so acquired will be determined by averaging the cost of such common shares with the adjusted cost base (determined immediately before the acquisition of such common shares) of all other of our common shares held by such U.S. Shareholder at the time of acquisition.

On March 4, 2010, the Department of Finance (Canada) announced in the 2010 Federal Budget that it is proposing to amend the definition of “taxable Canadian property” in the Tax Act to exclude shares (whether listed or not) of corporations that do not, at any time during the 60-month period immediately preceding a disposition by a non-resident of Canada, derive more than 50% of their fair market value from (i) real or immoveable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options to acquire such property. If the definition of “taxable Canadian property” is amended as proposed and the common shares are not considered to have derived more than 50% of their fair market value from one or any combination of properties described in (i) to (iv) above at any time during the 60-month period preceding a disposition of common shares or warrants by a U.S. Shareholder, then the common shares or warrants (unless the U.S. Shareholder receives property other than our common shares on exercise of the warrants) will not be taxable Canadian property at the particular time unless such shares or warrants are otherwise deemed to be taxable Canadian property to the U.S. Shareholder.

LEGAL MATTERS

Certain legal matters related to U.S. law in connection with the securities offered hereby will be passed upon on our behalf by Ropes & Gray LLP, and certain legal matters related to Canadian law in connection with the securities offered hereby will be passed upon on our behalf by Ogilvy Renault LLP. The placement agent is being represented in connection with this offering by Weinstein Smith LLP in relation to certain U.S. legal matters and by McCarthy Tétrault LLP in relation to certain Canadian legal matters. At the date of this Prospectus Supplement, the partners and associates of Ogilvy Renault LLP beneficially own, directly or indirectly, less than 1% of our outstanding securities.

AUDITORS

Our independent auditors are PricewaterhouseCoopers LLP, who have issued an independent auditors’ report dated March 23, 2010 on our consolidated financial statements as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, the financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2009. PricewaterhouseCoopers LLP has advised that they are independent within the meaning of the Rules of Professional Conduct of the Ordre des comptables agréés du Québec. PricewaterhouseCoopers LLP is also independent with respect to the Company within the meaning of the Securities Act of 1933 and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
This short form base shelf prospectus constitutes a public offering of securities only in those jurisdictions where such securities may be lawfully offered for sale and therein only by persons permitted to sell such securities and it is an offence to claim otherwise.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar securities regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Æterna Zentaris Inc. at 1405 du Parc-Technologique Blvd., Quebec City, Quebec, Canada G1P 4P5, Tel. (418) 652-8525, and are also available electronically at www.sedar.com.

New Issue	Dated March 12, 2010
SHORT FORM BASE SHELF PROSPECTUS
U.S.$60,000,000
Common Shares
Warrants to Purchase Common Shares

     We may from time to time during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments, remains valid, offer, sell, and issue under this Prospectus up to U.S.$60,000,000 aggregate initial offering price of our common shares (the “Common Shares”) and/or warrants to purchase Common Shares (the “Warrants”, and, together with the Common Shares, the “Securities”). We may offer Securities from time to time in one or more transactions in such amounts and, in the case of the Warrants, with such terms, as we may determine in light of prevailing market conditions at the time of sale. We may sell and issue the Warrants under this Prospectus in one or more series.
     The specific variable terms of any offering of Securities will be set out in the applicable supplement to this Prospectus (each, a “Prospectus Supplement”), including, where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the offering price, the currency in which the Common Shares will be issued and any other specific terms; and (ii) in the case of the Warrants, the designation of the particular series offered, the number of Warrants offered, the offering price, the currency in which the Warrants will be issued, the number of Common Shares that may be acquired upon exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedures and any other specific terms applicable thereto.
     A Prospectus Supplement may include specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
     We are a foreign private issuer under United States (“U.S.”) securities laws. We have prepared our financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”), and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies. Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. GAAP is contained in the Note 27 entitled “Summary of differences between generally accepted accounting principles in Canada and in the United States” to our audited consolidated balance sheets as at December 31, 2008 and 2007 and our audited consolidated statements of earnings (loss), changes in shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008 included in our annual report on Form 20-F (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which was filed with the United States Securities and Exchange Commission (“SEC”) on March 30, 2009 (available electronically at www.sec.gov) and which is incorporated by reference into this Prospectus. See “Reconciliation to U.S. GAAP”.

     Owning the Securities may subject you to tax consequences both in Canada and the United States. This Prospectus and any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement.
     Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, many of our officers and directors and all of the experts named in this Prospectus are residents of Canada or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforceability of Civil Liabilities”.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
     Investing in the Securities involves risk. See “Risk Factors” beginning on page 8.
     Our outstanding Common Shares are currently listed for trading on the Toronto Stock Exchange (“TSX”) under the trading symbol “AEZ” and on the NASDAQ Global Market (“NASDAQ”) under the trading symbol “AEZS”. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell Warrants purchased under this Prospectus. This may affect the pricing of any Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. See the “Risk Factors” section of the applicable Prospectus Supplement.
     As of March 11, 2010, the aggregate market value of our outstanding Common Shares held by non-affiliates was approximately U.S.$37.6 million based on 63.1 million Common Shares outstanding, of which approximately 45.7 million Common Shares are held by non-affiliates, and a per share price of U.S.$0.82, based on the closing sale price of our Common Shares on the NASDAQ on March 11, 2010. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior twelve calendar month period that ends on and includes the date hereof.
     We may sell Securities to or through underwriters or dealers or directly to investors or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, to the extent applicable, the offering price, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to Securities sold to or through underwriters will be named in the related Prospectus Supplement. See “Plan of Distribution”.
     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Securities.
     Our registered office is located at 1405 du Parc-Technologique Blvd., Quebec City, Quebec, Canada G1P 4P5.

DOCUMENTS INCORPORATED BY REFERENCE
     The following documents have been filed with the various securities commissions or similar securities regulatory authorities in Canada and are specifically incorporated by reference into, and form an integral part of, this Prospectus:
(a)	our annual report on Form 20-F for the financial year ended December 31, 2008 (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which was filed with the SEC on March 30, 2009 and which includes our audited consolidated balance sheets as at December 31, 2008 and 2007 and our audited consolidated statements of earnings (loss), changes in shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008 and the financial statement schedules, together with the auditors’ report thereon dated March 10, 2009, and our Management’s Discussion and Analysis thereon included as “Item 5. — Operating and Financial Review and Prospects” in our annual report;

(b)	our unaudited interim consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2009 and 2008 and Management’s Discussion and Analysis thereon, which was included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on November 12, 2009;

(c)	our management information circular dated March 10, 2009 in connection with our annual meeting of shareholders held on May 6, 2009, which was included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on April 7, 2009;

(d)	our material change report dated March 16, 2009 with respect to the entering into a development, commercialization and licensing agreement with sanofi-aventis for the development, registration and marketing of cetrorelix in benign prostatic hyperplasia (BPH) for the U.S market, which was included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on March 17, 2009;

(e)	our material change report dated June 5, 2009 with respect to the presentation by our partner Keryx Biopharmaceuticals of positive Phase 2 data in the clinical activity of perifosine as a treatment for advanced metastatic colon cancer and advanced renal cell carcinoma, which was included in our report on Form 6-K furnished to the SEC on June 8, 2009;

(f)	our material change report dated June 23, 2009 with respect to our announcement that data analysis and reporting of the results of the open-label safety study (study 041) of our Phase 3 program in benign prostatic hyperplasia (BPH) with cetrorelix would be brought forward from the scheduled fourth quarter into the third quarter of 2009, and would follow the disclosure of results from the first double-blind placebo controlled efficacy study (study 033), which was included in our report on Form 6-K furnished to the SEC on June 23, 2009;

(g)	our material change report dated August 21, 2009 with respect to the reporting of the Phase 3 results for our North American efficacy trial Z-033 and our safety trial Z-041 in benign prostatic hyperplasia (BPH) with cetrorelix, which was included as Exhibit 99.2 in our report on Form 6-K furnished to the SEC on August 21, 2009;

(h)	our material change report dated December 9, 2009 with respect to the reporting of the Phase 3 results for our European efficacy trial Z-036 in benign prostatic hyperplasia (BPH) with cetrorelix, which was included as Exhibit 99.1 in our report on Form 6-K furnished to the SEC on December 10, 2009; and

(i)	to the extent permitted by applicable securities law, any other documents which we elect to incorporate by reference into this Prospectus.
     Any documents of the type referred to in the preceding paragraph, or similar material, including any annual information form, annual report on Form 20-F, annual and interim financial statements and related management’s discussion and analysis, material change report (excluding any confidential material change report, if any), business acquisition report and information circular of Æterna Zentaris filed with the various securities commissions or similar securities regulatory authorities in Canada or filed with or furnished to the SEC after the date of this Prospectus and prior to the completion or withdrawal of any offering hereunder shall be deemed to be incorporated by reference into this Prospectus.
     Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar securities regulatory authorities in Canada. We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated into this prospectus by reference). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Æterna Zentaris at 1405 du Parc-Technologique Blvd., Quebec City, Quebec, Canada G1P 4P5, Tel. (418) 652-8525, or through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) which can be accessed at www.sedar.com.
     In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file with or furnish to the SEC reports and other information. You may read and copy any document that we have filed with the SEC at the SEC’s public reference room at Room 1580, 100 F Street N.E., Washington, D.C., 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. The SEC’s EDGAR Internet site also contains reports and other information about us and any public documents that we file electronically with the SEC. The EDGAR site can be accessed at www.sec.gov.
     Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.
     Upon a new annual information form or annual report on Form 20-F and the related audited annual consolidated financial statements together with the auditors’ report thereon and management’s discussion and analysis related thereto being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form or annual report on Form 20-F, the previous audited annual consolidated financial statements and all interim financial statements, annual and quarterly management’s discussion and analyses, material change reports and business acquisition reports filed by us prior to the commencement of our financial year in which the new annual information form or annual report on Form 20-F was filed, no longer shall be deemed to be incorporated by reference into this Prospectus for the purpose of future offers and sales of Securities hereunder.
     One or more Prospectus Supplements containing the specific variable terms of an offering of Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and shall be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.
     A Prospectus Supplement containing any additional or updated information that we elect to include therein will be delivered with this Prospectus to purchasers of Securities who purchase such Securities after the filing of this Prospectus and shall be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement.

     In this Prospectus and in any Prospectus Supplement, unless otherwise indicated, references to “we”, “us”, “our”, “Æterna Zentaris” or the “Company” are to Æterna Zentaris Inc., a Canadian corporation, and its consolidated subsidiaries, unless it is clear that such terms refer only to Æterna Zentaris Inc. excluding its subsidiaries. Unless otherwise indicated, all financial information included in and incorporated by reference into this Prospectus and any Prospectus Supplement is determined using Canadian GAAP.
CURRENCY AND EXCHANGE RATES
     All references to “Cdn$” are to Canadian dollars and all references to “U.S.$” are to U.S. dollars. The following table sets out the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, for the period indicated and, the average of such exchange rates, and the exchange rate at the end of such period, in each case, based upon the noon rates as quoted by the Bank of Canada:

	Month	Month
	ended	ended	Year ended December 31,
	February 28,	January 31,
	2010	2010	2009	2008	2007
High	1.0734	1.0657	1.3000	1.2969	1.1853
Low	1.0420	1.0251	1.0292	0.9719	0.9170
Rate at end of period	1.0526	1.0650	1.0466	1.2246	0.9881
Average rate per period	1.0561	1.0440	1.1420	1.0660	1.0748
     On March 11, 2010, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon rate of the Bank of Canada was Cdn$1.0265.
FORWARD-LOOKING STATEMENTS
     This Prospectus and the documents incorporated herein by reference contain forward-looking statements concerning the business, operations, financial performance and condition of Æterna Zentaris. When used in this Prospectus, words such as may, will, should, could, expects, plans, seeks, anticipates, intends, believes, estimates, predicts, potential or continue or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such statements, based as they are on the current expectations of management, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond our control. Such risks include but are not limited to:
•	investments in biopharmaceutical companies are generally considered to be speculative;

•	we may never achieve or maintain operating profitability;

•	our clinical trials may not yield results which will enable us to obtain regulatory approval for our products and we may suffer setbacks in any of our clinical trials;

•	we may not be able to successfully complete our clinical trials programs, or such clinical trials could take longer to complete than we project;

•	the impact of the stringent ongoing government regulation to which our product candidates are subject and future changes in such regulatory environment;

•	we may not be able to generate significant revenues if our products do not gain market acceptance;

•	we may require significant additional financing, and we may not have access to sufficient capital;

•	we may cease to continue operating as we do if we are unsuccessful in increasing our revenues and/or raising additional funding;

•	failure to achieve our projected development goals in the time-frames we announce and expect;

•	the impact of any failure on our part to obtain acceptable prices or adequate reimbursement for our products on our ability to generate revenues;

•	competition in our targeted markets;

•	we may not obtain adequate protection for our products through our intellectual property;

•	we may infringe the intellectual property rights of others;

•	we may incur liabilities from our involvement in any patent litigation;

•	we may not obtain trademark registrations in connection with our product candidates;

•	we may not be able to make adequate arrangements with third parties for the purpose of commercializing our product candidates;

•	the failure to perform satisfactorily by third parties upon which we rely to conduct, supervise and monitor our clinical trials;

•	the failure to perform satisfactorily by third parties upon which we rely to manufacture and supply products;

•	our ability to retain or attract key personnel;

•	our strategic partners’ manufacturing capabilities may not be adequate to effectively commercialize our product candidates;

•	risks related to product liability claims;

•	the impact of legislative actions, new accounting pronouncements and higher insurance costs on our future financial position or results of operations;

•	fluctuations in currency exchange rates;

•	stock market volatility and the possibility that our Common Shares may be delisted from the stock exchanges on which they currently trade; and

•	the fact that our largest shareholders have influence over our business and corporate matters.
     More detailed information about these and other factors is included in this Prospectus under the section entitled “Risk Factors” as well as in other documents incorporated by reference into this Prospectus. Many of these factors are beyond our control. Future events may vary substantially from what we currently foresee. You should not place undue reliance, if any, on such forward-looking statements. Æterna Zentaris disavows and is under no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise, other than as required by applicable securities legislation.
ENFORCEABILITY OF CIVIL LIABILITIES
     We are a corporation incorporated under and governed by the Canada Business Corporations Act. Many of our officers and directors, and all of the experts named in this Prospectus, are residents of Canada or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon such directors, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the United States. We have been advised by our legal counsel, Ogilvy Renault LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Ogilvy Renault LLP, however, that there is substantial doubt as to whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.
OUR BUSINESS
     We are a late-stage drug development company specialized in oncology and endocrine therapy.
     Æterna Zentaris Inc. was incorporated on September 12, 1990 under the laws of Canada. Our registered office is located at 1405 du Parc-Technologique Blvd., Quebec City, Quebec, Canada G1P 4P5, our telephone number is (418) 652-8525 and our website is www.aezsinc.com. None of the documents or information found on our website shall be deemed to be included in or incorporated into this Prospectus, unless such document is specifically incorporated herein by reference and enumerated as such under “Documents Incorporated by Reference”.
     We currently have three wholly-owned direct and indirect subsidiaries, Æterna Zentaris GmbH (“AEZS Germany”) based in Frankfurt, Germany, Zentaris IVF GmbH, a direct wholly-owned subsidiary of AEZS Germany, based in Frankfurt, Germany and Æterna Zentaris, Inc., based in Warren, New Jersey in the United States. AEZS Germany is our principal operating subsidiary.
     Our Common Shares are currently listed for trading on the TSX under the trading symbol “AEZ” and on the NASDAQ under the trading symbol “AEZS”.
     Our pipeline encompasses compounds at all stages of development, from drug discovery through marketed products. The highest priorities in oncology are our Phase 3 program with perifosine in multiple myeloma and our Phase 2 program in multiple cancers, including metastatic colon cancer, as well as our Phase 2 program with AEZS-108 in advanced endometrial and advanced ovarian cancer combined with potential developments in other cancer indications. In endocrinology, our lead program is the reactivation of a Phase 3 trial with AEZS-130 as a growth hormone (“GH”) stimulation test for the diagnosis of GH deficiency in adults (“AGHD”).

     The following table summarizes the development status of our principal products and product candidates.

Drug
Discovery	Preclinical Trials	Phase 1	Phase 2	Phase 3	Marketed
120,000 compound library	AEZS-120 Prostate cancer vaccine (Oncology) AEZS-129 Erk & PI3K inhibitor (Oncology)	AEZS-112 (Oncology) AEZS-130 Therapeutic in tumor cachexia (Endocrinology)	Perifosine ▪ Metastatic colon cancer ▪ Kidney cancer and others AEZS-108 ▪ Ovarian cancer ▪ Endometrial cancer	Perifosine Multiple myeloma Solorel™ (AEZS-130) Diagnostic in adult growth hormone deficiency (Endocrinology)	Cetrotide® (In vitro fertilization) (Endocrinology)

AEZS-127 ErPC (Oncology) AEZS-123 Ghrelin receptor antagonist (Endocrinology)

AEZS-115 Non-peptide LHRH antagonists (Endometriosis & urology)

Partners			Perifosine:	Perifosine:	Cetrotide®:
			Keryx	Keryx	Merck Serono
			North America & Mexico	North America & Mexico	World ex-Japan

			Handok	Handok	Nippon Kayaku / Shionogi
			Korea	Korea	Japan
Our Business Strategy
     Our primary business strategy is to advance, with the collaboration of our strategic partners, our product development pipeline with a focus on our flagship product candidates in oncology and endocrinology. In addition, we also continue to advance certain other clinical and pre-clinical programs as described below. Our vision is to become a fully-integrated specialty biopharmaceutical company.
Oncology
     Our highest oncology priorities are our perifosine Phase 3 program in multiple myeloma and Phase 2 program in multiple cancers including metastatic colon cancer, as well as our Phase 2 program with AEZS-108 in advanced endometrial and advanced ovarian cancer combined with potential development in other cancer indications.
Perifosine
     Perifosine is an orally active PI3K/Akt pathway inhibitor in a Phase 3 registration trial in multiple myeloma conducted by our North American partner Keryx for the territories of North America and Mexico under a Special Protocol Assessment reached with the Food and Drug Administration (“FDA”), which has also granted perifosine Orphan Drug and Fast Track designations. Perifosine is also in current multiple Phase 2 clinical studies, including metastatic colon cancer, renal cell carcinoma and various other cancers.
     Furthermore, our partner Keryx announced on February 3, 2010 that it has reached another special protocol assessment in refractory metastatic colon cancer with the FDA and is planning the initiation of a registration Phase 3 trial in this indication.

AEZS-108
     AEZS-108 represents a new targeting concept in oncology leading to personalized medicine using a cytotoxic peptide conjugate which is a hybrid molecule composed of a synthetic peptide carrier and doxorubicin. The design of AEZS-108 allows for the specific binding and selective uptake of the cytotoxic conjugate by LHRH-receptor-positive tumors. Phase 2 trials in advanced endometrial cancer and advanced ovarian cancer have met their predefined primary efficacy endpoints.
Endocrinology
     In endocrinology, aside from Cetrotide®, we intend to further advance the development of our lead program by the reactivation and further advancement of a Phase 3 trial with Solorel™ (AEZS-130) as a GH stimulation test for the diagnosis of AGHD.
AEZS-130 (macimorelin)
     AEZS-130 (macimorelin), a growth hormone secretagogue (GHS), is a novel synthetic small molecule acting as a ghrelin mimetic that is orally active and stimulates the secretion of GH. A pivotal Phase 3 trial was initiated in the United States to investigate its safety and efficacy as a GH stimulation test for the diagnosis of AGHD for which Orphan Drug status has been granted by the FDA. In addition to the diagnostic indication, we believe that AEZS-130, based on the results of Phase 1 studies, has potential applications for the treatment of cachexia, a condition frequently associated with severe chronic diseases such as cancer, chronic obstructive pulmonary disease and AIDS.
Clinical and Preclinical Programs
     Additionally, we are advancing in Phase 1, AEZS-112, an oral anticancer agent which involves three mechanisms of action, tubulin and topoisomeras II and angiogenesic inhibition, as well as several preclinical programs with targeted potential development candidates. Among the targets for which we expect to propose clinical development candidates in the coming years are: AEZS-120 (prostate cancer vaccine), AEZS-127 (erucylphosphocholine derivatives), AEZS-129 (Erk and PI3K inhibitor), AEZS-115 (non-peptide LHRH antagonists) and AEZS-123 (ghrelin receptor antagonist).
     We also continue to perform targeted drug discovery activities from which we are able to derive pre-clinical candidates. This drug discovery includes high throughput screening systems and a library of more than 120,000 compounds.
     We are currently in a stage in which some of our products and product candidates are being further developed or marketed jointly with strategic partners. We expect we will continue to seek strategic partnerships in the future as we move to realize our vision of becoming a fully-integrated specialty biopharmaceutical company.

RISK FACTORS
     The purchase of Securities offered under this Prospectus involves risks which prospective purchasers should take into consideration when making a decision to purchase such Securities. Investors should carefully consider the risks described below, together with all of the other information included in this Prospectus and the documents incorporated by reference into this Prospectus, before making an investment decision. Certain of these risk factors have been disclosed in our annual report on Form 20-F for the financial year ended December 31, 2008 (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form) under the heading “Risks Factors” and in our management’s discussion and analysis for the period ended September 30, 2009 under the heading “Risks Factors and Uncertainties”, which documents are incorporated by reference into this Prospectus. This discussion of risk factors will be updated from time to time in our subsequent filings with the Canadian securities regulatory authorities, including in subsequent annual and quarterly management’s discussion and analysis and annual information forms. If any of the following risks actually occurs or materializes, our business, financial condition or results of operations could be adversely affected, even materially adversely affected. In such an event, the trading price of our Securities could decline and you may lose part or all of your investment. Any reference in this section to our “products” includes a reference to our product candidates and future products we may develop.
Risks Related to Us and Our Business
Investments in biopharmaceutical companies are generally considered to be speculative.
     The prospects for companies operating in the biopharmaceutical industry may generally be considered to be uncertain, given the very nature of the industry and, accordingly, investments in biopharmaceutical companies should be considered to be speculative.
We have a history of operating losses and we may never achieve or maintain operating profitability.
     Our product candidates remain at the development stage and we have incurred substantial expenses in our efforts to develop products. Consequently, we have incurred recurrent operating losses and, as disclosed in our unaudited interim consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2009 and 2008, we had an accumulated deficit of U.S.$139.6 million as of September 30, 2009. Our operating losses have adversely impacted, and will continue to adversely impact, our working capital, total assets and shareholders’ equity. We do not expect to reach operating profitability in the immediate future, and our expenses are likely to increase as we continue to expand our research and development (“R&D”) and clinical study programs and our sales and marketing activities and seek regulatory approval for our product candidates. Even if we succeed in developing new commercial products, we expect to incur additional operating losses for at least the next several years. If we do not ultimately generate sufficient revenue from commercialized products and achieve or maintain operating profitability, an investment in our Securities could result in a significant or total loss.
Our clinical trials may not yield results which will enable us to obtain regulatory approval for our products, and a setback in any of our clinical trials would likely cause a drop in the price of our Securities.
     We will only receive regulatory approval for a product candidate if we can demonstrate in carefully designed and conducted clinical trials that the product candidate is both safe and effective. We do not know whether our pending or any future clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Unfavorable data from those studies could result in the withdrawal of marketing approval for approved products or an extension of the review period for developmental products. Clinical trials are inherently lengthy, complex, expensive and uncertain processes and have a high risk of failure. It typically takes many years to complete testing, and failure can occur at any stage of testing. Results attained in preclinical testing and early clinical studies, or trials, may not be indicative of results that are obtained in later studies.
     None of our product candidates has to date received regulatory approval for its intended commercial sale. We cannot market a pharmaceutical product in any jurisdiction until it has completed rigorous preclinical testing and clinical trials and passed such jurisdiction’s extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and efficacy of our product candidates before we can submit regulatory applications. Pre-clinical testing and clinical development are long, expensive and uncertain processes. Preparing, submitting and advancing applications for regulatory approval is complex, expensive and time-consuming and entails significant uncertainty. Data obtained from pre-clinical and clinical tests can be interpreted in different ways, which could delay, limit or prevent regulatory approval. It may take us many years to complete the testing of our product candidates and failure can occur at any stage of this process. In addition, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval in the United States, in Canada and abroad and, accordingly, may encounter unforeseen problems and delays in the approval process. Though we may engage a clinical research organization with experience in conducting regulatory trials, errors in the conduct, monitoring and/or auditing could invalidate the results from a regulatory perspective. Even if a product candidate is approved by the FDA, the Canadian Therapeutic Products Directorate or any other regulatory authority, we may not obtain approval for an indication whose market is large enough to recoup our investment in that product candidate. In addition, there can be no assurance that we will ever obtain all or any required regulatory approvals for any of our product candidates.
     We are currently developing our product candidates based on R&D activities, preclinical testing and clinical trials conducted to date, and we may not be successful in developing or introducing to the market these or any other new products or technology. If we fail to develop and deploy new products successfully and on a timely basis, we may become non-competitive and unable to recoup the R&D and other expenses we incur to develop and test new products.
     Interim results of preclinical or clinical studies do not necessarily predict their final results, and acceptable results in early studies might not be obtained in later studies. Safety signals detected during clinical studies and pre-clinical animal studies may require us to do additional studies, which could delay the development of the drug or lead to a decision to discontinue development of the drug. Product candidates in the later stages of clinical development may fail to show the desired safety and efficacy traits despite positive results in initial clinical testing. Results from earlier studies may not be indicative of results from future clinical trials and the risk remains that a pivotal program may generate efficacy data that will be insufficient for the approval of the drug, or may raise safety concerns that may prevent approval of the drug. Interpretation of the prior pre-clinical and clinical safety and efficacy data of our product candidates may be flawed and there can be no assurance that safety and/or efficacy concerns from the prior data were overlooked or misinterpreted, which in subsequent, larger studies appear and prevent approval of such product candidates.
     Furthermore, we may suffer significant setbacks in advanced clinical trials, even after promising results in earlier studies. Based on results at any stage of clinical trials, we may decide to repeat or redesign a trial or discontinue development of one or more of our product candidates. Further, actual results may vary once the final and quality-controlled verification of data and analyses has been completed. If we fail to adequately demonstrate the safety and efficacy of our products under development, we will not be able to obtain the required regulatory approvals to commercialize our product candidates.
     Clinical trials are subject to continuing oversight by governmental regulatory authorities and institutional review boards and:
•	must meet the requirements of these authorities;

•	must meet requirements for informed consent; and

•	must meet requirements for good clinical practices.
     We may not be able to comply with these requirements in respect of one or more of our product candidates.
     In addition, we rely on third parties, including Contract Research Organizations (“CROs”) and outside consultants, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failing to complete, these trials if one or more third parties fails to perform with the speed and level of competence we expect.
     A failure in the development of any one of our programs or product candidates could have a negative impact on the development of the others. Setbacks in any phase of the clinical development of our product candidates would have an adverse financial impact (including with respect to any agreements and partnerships that may exist between us and other entities), could jeopardize regulatory approval and would likely cause a drop in the price of our Securities.
If we are unable to successfully complete our clinical trial programs, or if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.
     Whether or not and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to engage clinical trial sites and, thereafter, the rate of enrollment of patients, and the rate we collect, clean, lock and analyze the clinical trial database. Patient enrollment is a function of many factors, including the design of the protocol, the size of the patient population, the proximity of patients to and availability of clinical sites, the eligibility criteria for the study, the perceived risks and benefits of the drug under study and of the control drug, if any, the efforts to facilitate timely enrollment in clinical trials, the patient referral practices of physicians, the existence of competitive clinical trials, and whether existing or new drugs are approved for the indication we are studying. Certain clinical trials are designed to continue until a pre-determined number of events have occurred to the patients enrolled. Trials such as this are subject to delays stemming from patient withdrawal and from lower than expected event rates and may also incur increased costs if enrollment is increased in order to achieve the desired number of events. If we experience delays in identifying and contracting with sites and/or in patient enrollment in our clinical trial programs, we may incur additional costs and delays in our development programs, and may not be able to complete our clinical trials on a cost-effective or timely basis. In addition, conducting multi-national studies adds another level of complexity and risk as we are subject to events affecting countries outside Canada. Moreover, negative or inconclusive results from the clinical trials we conduct or adverse medical events could cause us to have to repeat or terminate the clinical trials. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we or any third party have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing clinical trials.
     Additionally, we have never filed a new drug application (“NDA”), or similar application for approval in the United States or in any country for our current product candidates, which may result in a delay in, or the rejection of, our filing of an NDA or similar application. During the drug development process, regulatory agencies will typically ask questions of drug sponsors. While we endeavor to answer all such questions in a timely fashion, or in the NDA filing, some questions may not be answered by the time we file our NDA. Unless the FDA waives the requirement to answer any such unanswered questions, submission of an NDA may be delayed or rejected.
Even if we obtain regulatory approvals for our product candidates, we will be subject to stringent ongoing government regulation.
     Even if regulatory authorities approve any of our product candidates, the manufacture, marketing and sale of such products will be subject to strict and ongoing regulation. Compliance with such regulation will be expensive and consume substantial financial and management resources. For example, an approval for a product may be conditioned on our agreement to conduct costly post-marketing follow-up studies to monitor the safety or efficacy of the products. In addition, as a clinical experience with a drug expands after approval because the drug is used by a greater number and more diverse group of patients than during clinical trials, side effects or other problems may be observed after approval that were not observed or anticipated during pre-approval clinical trials. In such a case, a regulatory authority could restrict the indications for which the product may be sold or revoke the product’s regulatory approval.
     We and our contract manufacturers will be required to comply with applicable current Good Manufacturing Practice (cGMP) regulations for the manufacture of our products. These regulations include requirements relating to quality assurance, as well as the corresponding maintenance of rigorous records and documentation. Manufacturing facilities must be approved before we can use them in the commercial manufacturing of our products and are subject to subsequent periodic inspection by regulatory authorities. In addition, material changes in the methods of manufacturing or changes in the suppliers of raw materials are subject to further regulatory review and approval.
     If we, or any future marketing collaborators or contract manufacturers, fail to comply with applicable regulatory requirements, we may be subject to sanctions including fines, product recalls or seizures and related publicity requirements, injunctions, total or partial suspension of production, civil penalties, suspension or withdrawals of previously granted regulatory approvals, warning or untitled letters, refusal to approve pending applications for marketing approval of new products or of supplements to approved applications, import or export bans or restrictions, and criminal prosecution and penalties. Any of these penalties could delay or prevent the promotion, marketing or sale of our products.
If our products do not gain market acceptance, we may be unable to generate significant revenues.
     Even if our products are approved for commercialization, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors including, but not limited to:
•	demonstration of clinical efficacy and safety;

•	the prevalence and severity of any adverse side effects;

•	limitations or warnings contained in the product’s approved labeling;

•	availability of alternative treatments for the indications we target;

•	the advantages and disadvantages of our products relative to current or alternative treatments;

•	the availability of acceptable pricing and adequate third-party reimbursement; and

•	the effectiveness of marketing and distribution methods for the products.
     If our products do not gain market acceptance among physicians, patients, healthcare payers and others in the medical community, which may not accept or utilize our products, our ability to generate significant revenues from our products would be limited and our financial conditions will be materially adversely affected. In addition, if we fail to further penetrate our core markets and existing geographic markets or successfully expand our business into new markets, the growth in sales of our products, along with our operating results, could be negatively impacted.
     Our ability to further penetrate our core markets and existing geographic markets in which we compete or to successfully expand our business into additional countries in Europe, Asia or elsewhere is subject to numerous factors, many of which are beyond our control. Our products, if successfully developed, may compete with a number of drugs and therapies currently manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others or with products which may be less expensive than our products. We cannot assure you that our efforts to increase market penetration in our core markets and existing geographic markets will be successful. Our failure to do so could have an adverse effect on our operating results and would likely cause a drop in the price of our Securities.
We may require significant additional financing, and we may not have access to sufficient capital.
     We may require additional capital to pursue planned clinical trials, regulatory approvals, as well as further R&D and marketing efforts for our product candidates and potential products. Except as expressly described in this Prospectus and the documents incorporated by reference herein, we do not anticipate generating significant revenues from operations in the near future and we currently have no committed sources of capital.
     We may attempt to raise additional funds through public or private financings, collaborations with other pharmaceutical companies or financing from other sources. Additional funding may not be available on terms which are acceptable to us. If adequate funding is not available to us on reasonable terms, we may need to delay, reduce or eliminate one or more of our product development programs or obtain funds on terms less favorable than we would otherwise accept. To the extent that additional capital is raised through the sale of equity securities or securities convertible into or exchangeable for equity securities, the issuance of those securities could result in dilution to our shareholders. Moreover, the incurrence of debt financing could result in a substantial portion of our future operating cash flow, if any, being dedicated to the payment of principal and interest on such indebtedness and could impose restrictions on our operations. This could render us more vulnerable to competitive pressures and economic downturns.
     We anticipate that our existing working capital, including the proceeds from any sale of Securities hereunder and anticipated revenues, will be sufficient to fund our development programs, clinical trials and other operating expenses for the near future. However, our future capital requirements are substantial and may increase beyond our current expectations depending on many factors including:
•	the duration and results of our clinical trials for our various product candidates going forward;

•	unexpected delays or developments in seeking regulatory approvals;

•	the time and cost in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	other unexpected developments encountered in implementing our business development and commercialization strategies;

•	the outcome of litigation, if any; and

•	further arrangements, if any, with collaborators.

In addition, the ongoing recessionary global market and economic conditions as well as certain continuing difficulties in the credit and capital markets may make it even more difficult for us to raise additional financing in the future.
If we are unsuccessful in increasing our revenues and/or raising additional funding, we may possibly cease to continue operating as we currently do.
     Although our unaudited interim consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2009 and 2008 have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, our ability to continue as a going concern is dependent on the successful execution of our business plan, which will require an increase in revenue and/or additional funding to be provided by potential investors as well as non-traditional sources of financing. Although we stated in our unaudited interim consolidated financial statements as of and for the three- and nine-month periods ended September 30, 2009 and 2008 that management believed that the Company had, as at September 30, 2009, sufficient financial resources to fund planned expenditures and other working capital needs for at least, but not limited to, the 12-month period following such date, there can be no assurance that management will be able to reiterate such belief in our future financial statements.
     We have had sustained losses, accumulated deficits and negative cash flows from operations since our inception. We expect that this will continue throughout 2010.
     Additional funding may be in the form of debt or equity or a hybrid instrument depending on the needs of the investor. Given the prevailing global economic and credit market conditions, we may not be able to raise additional cash resources through these traditional sources of financing. Although we are also pursuing non-traditional sources of financing, the global credit market crisis has also adversely affected the ability of potential parties to pursue such transactions. We do not believe that the ability to access capital markets or these adverse conditions are likely to improve significantly in the near future. Accordingly, as a result of the foregoing, we continue to review traditional sources of financing, such as private and public debt or equity financing alternatives, as well as other alternatives to enhance shareholder value, including, but not limited to, non-traditional sources of financing, such as alliances with strategic partners, the sale of assets or licensing of our technology or intellectual property, a combination of operating and related initiatives or a substantial reorganization of our business. If we do not raise additional capital, we do not expect our operations to generate sufficient cash flow to fund our obligations as they come due.
     There can be no assurances that we will achieve profitability or positive cash flows or be able to obtain additional funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we may continue as a going concern. There are material uncertainties related to certain adverse conditions and events that could cast significant doubt on our ability to remain a going concern.
We may not achieve our projected development goals in the time-frames we announce and expect.
     We set goals and make public statements regarding the timing of the accomplishment of objectives material to our success, such as the commencement, enrollment and completion of clinical trials, anticipated regulatory submission and approval dates and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned or that we will be able to adhere to our current schedule for the launch of any of our products. If we fail to achieve one or more of these milestones as planned, the price of our Securities would likely decline.
If we fail to obtain acceptable prices or adequate reimbursement for our products, our ability to generate revenues will be diminished.
     The ability for us and/or our partners to successfully commercialize our products will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payers, such as governmental and private insurance plans. These third-party payers frequently require companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for pharmaceuticals and other medical products. Our products may not be considered cost-effective, and reimbursement to the patient may not be available or sufficient to allow us or our partners to sell our products on a competitive basis. It may not be possible to negotiate favorable reimbursement rates for our products.
     In addition, the continuing efforts of third-party payers to contain or reduce the costs of healthcare through various means may limit our commercial opportunity and reduce any associated revenue and profits. We expect proposals to implement similar government control to continue. In addition, increasing emphasis on managed care will continue to put pressure on the pricing of pharmaceutical and biopharmaceutical products. Cost control initiatives could decrease the price that we or any current or potential collaborators could receive for any of our products and could adversely affect our profitability. In addition, in the United States, in Canada and in many other countries, pricing and/or profitability of some or all prescription pharmaceuticals and biopharmaceuticals are subject to government control.
     If we fail to obtain acceptable prices or an adequate level of reimbursement for our products, the sales of our products would be adversely affected or there may be no commercially viable market for our products.
Competition in our targeted markets is intense, and development by other companies could render our products or technologies non-competitive.
     The biomedical field is highly competitive. New products developed by other companies in the industry could render our products or technologies non-competitive. Competitors are developing and testing products and technologies that would compete with the products that we are developing. Some of these products may be more effective or have an entirely different approach or means of accomplishing the desired effect than our products. We expect competition from biopharmaceutical and pharmaceutical companies and academic research institutions to increase over time. Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Our competitors may succeed in developing products earlier and in obtaining regulatory approvals and patent protection for such products more rapidly than we can or at a lower price.
We may not obtain adequate protection for our products through our intellectual property.
     We rely heavily on our proprietary information in developing and manufacturing our product candidates. Our success depends, in large part, on our ability to protect our competitive position through patents, trade secrets, trademarks and other intellectual property rights. The patent positions of pharmaceutical and biopharmaceutical firms, including Æterna Zentaris, are uncertain and involve complex questions of law and fact for which important legal issues remain unresolved. Applications for patents and trademarks in Canada, the United States and in other foreign territories have been filed and are being actively pursued by us. Pending patent applications may not result in the issuance of patents and we may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents to us or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. The patents issued or to be issued to us may not provide us with any competitive advantage or protect us against competitors with similar technology. In addition, it is possible that third parties with products that are very similar to ours will circumvent our patents by means of alternate designs or processes. We may have to rely on method of use and new formulation protection for our compounds in development, and any resulting products, which may not confer the same protection as claims to compounds per se.
     In addition, our patents may be challenged by third parties in patent litigation, which is becoming widespread in the biopharmaceutical industry. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that our patents would, if challenged, be held by a court to be valid or enforceable or that a competitor’s technology or product would be found by a court to infringe our patents. Our granted patents could also be challenged and revoked in opposition or nullity proceedings in certain countries outside the United States. In addition, we may be required to disclaim part of the term of certain patents.
     Patent applications relating to or affecting our business have been filed by a number of pharmaceutical and biopharmaceutical companies and academic institutions. A number of the technologies in these applications or patents may conflict with our technologies, patents or patent applications, and any such conflict could reduce the scope of patent protection which we could otherwise obtain. Because patent applications in the United States and many other jurisdictions are typically not published until eighteen months after their first effective filing date, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. If a third party has also filed a patent application in the United States covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our U.S. patent position.
     In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected. We seek to protect our unpatented proprietary information in part by requiring our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products and technologies, which could adversely impact our business.
     We currently have the right to use certain technology under license agreements with third parties. Our failure to comply with the requirements of material license agreements could result in the termination of such agreements, which could cause us to terminate the related development program and cause a complete loss of our investment in that program.
     As a result of the foregoing factors, we may not be able to rely on our intellectual property to protect our products in the marketplace.
We may infringe the intellectual property rights of others.
     Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. There could be issued patents of which we are not aware that our products or methods may be found to infringe, or patents of which we are aware and believe we do not infringe but which we may ultimately be found to infringe. Moreover, patent applications and their underlying discoveries are in some cases maintained in secrecy until patents are issued. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or methods are found to infringe. Moreover, there may be published pending applications that do not currently include a claim covering our products or methods but which nonetheless provide support for a later drafted claim that, if issued, our products or methods could be found to infringe.
     If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business. Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may subsequently issue and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.
     The biopharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. In the event of infringement or violation of another party’s patent or other intellectual property rights, we may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us or our partners and collaborators.

Patent litigation is costly and time consuming and may subject us to liabilities.
     Our involvement in any patent litigation, interference, opposition or other administrative proceedings will likely cause us to incur substantial expenses, and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination in litigation could subject us to significant liabilities.
We may not obtain trademark registrations.
     We have filed applications for trademark registrations in connection with our product candidates in various jurisdictions, including the United States. We intend to file further applications for other possible trademarks for our product candidates. No assurance can be given that any of our trademark applications will be registered in the United States or elsewhere, or that the use of any registered or unregistered trademarks will confer a competitive advantage in the marketplace. Furthermore, even if we are successful in our trademark registrations, the FDA and regulatory authorities in other countries have their own process for drug nomenclature and their own views concerning appropriate proprietary names. The FDA and other regulatory authorities also have the power, even after granting market approval, to request a company to reconsider the name for a product because of evidence of confusion in the marketplace. No assurance can be given that the FDA or any other regulatory authority will approve of any of our trademarks or will not request reconsideration of one of our trademarks at some time in the future. The loss, abandonment, or cancellation of any of our trademarks or trademark applications could negatively affect the success of the product candidates to which they relate.
Our revenues and expenses may fluctuate significantly, and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in the price of our Securities.
     We have a history of operating losses. Our revenues and expenses have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our share price to decline. Some of the factors that could cause our revenues and expenses to fluctuate include but are not limited to:
•	the inability to complete product development in a timely manner that results in a failure or delay in receiving the required regulatory approvals to commercialize our product candidates;

•	the timing of regulatory submissions and approvals;

•	the timing and willingness of any current or future collaborators to invest the resources necessary to commercialize our product candidates;

•	the revenue available from royalties derived from our strategic partners;

•	licensing fees revenues;

•	tax credits and grants (R&D);

•	the outcome of litigation, if any;

•	changes in foreign currency fluctuations;

•	the timing of achievement and the receipt of milestone payments from current or future collaborators; and

•	failure to enter into new or the expiration or termination of current agreements with collaborators.
     Due to fluctuations in our revenues and expenses, we believe that period-to-period comparisons of our results of operations are not necessarily indicative of our future performance. It is possible that in some future quarter or quarters, our revenues and expenses will be above or below the expectations of securities analysts or investors. In this case, the price of our Securities could fluctuate significantly or decline.

We may invest or spend the proceeds of any offering of Securities under this Prospectus in ways with which investors may not agree and in ways that may not earn a profit.
     Our management team will have broad discretion concerning the use of the proceeds of any offering of Securities under this Prospectus as well as the timing of their expenditure. As a result, investors will be relying on the judgment of management for the application of the proceeds of any offering of Securities under this Prospectus. We intend to use the proceeds from any offering primarily for general corporate purposes, which may include, but are not limited to, our current clinical development programs. Investors may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any results or profits.
We will not be able to successfully commercialize our product candidates if we are unable to make adequate arrangements with third parties for such purposes.
     We currently have a lean sales and marketing staff. In order to commercialize our product candidates successfully, we need to make arrangements with third parties to perform some or all of these services in certain territories.
     We contract with third parties for the sales and marketing of our products. Our revenues will depend upon the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties for such purposes, our business, financial condition and results of operations will be materially adversely affected.
     If we had to resort to developing a sales force internally, the cost of establishing and maintaining a sales force would be substantial and may exceed its cost effectiveness. In addition, in marketing our products, we would likely compete with many companies that currently have extensive and well-funded marketing and sales operations. Despite our marketing and sales efforts, we may be unable to compete successfully against these companies.
     We are currently dependent on strategic partners and may enter into future collaborations for the research, development and commercialization of our product candidates. Our arrangements with these strategic partners may not provide us with the benefits we expect and may expose us to a number of risks.
     We are dependent on, and rely upon, strategic partners to perform various functions related to our business, including, but not limited to, the research, development and commercialization of some of our product candidates. Our reliance on these relationships poses a number of risks.
     We may not realize the contemplated benefits of such agreements nor can we be certain that any of these parties will fulfill their obligations in a manner which maximizes our revenue. These arrangements may also require us to transfer certain material rights or issue our equity, voting or other securities to corporate partners, licensees and others. Any license or sublicense of our commercial rights may reduce our product revenue.
     These agreements also create certain risks. The occurrence of any of the following or other events may delay product development or impair commercialization of our products:
•	not all of our strategic partners are contractually prohibited from developing or commercializing, either alone or with others, products and services that are similar to or competitive with our product candidates, and, with respect to our strategic partnership agreements that do contain such contractual prohibitions or restrictions, prohibitions or restrictions do not always apply to our partners’ affiliates and they may elect to pursue the development of any additional product candidates and pursue technologies or products either on their own or in collaboration with other parties, including our competitors, whose technologies or products may be competitive with ours;

•	our strategic partners may under-fund or fail to commit sufficient resources to marketing, distribution or other development of our products;

•	we may not be able to renew such agreements;

•	our strategic partners may not properly maintain or defend certain intellectual property rights that may be important to the commercialization of our products;

•	our strategic partners may encounter conflicts of interest, changes in business strategy or other issues which could adversely affect their willingness or ability to fulfill their obligations to us (for example, pharmaceutical companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in this industry);

•	delays in, or failures to achieve, scale-up to commercial quantities, or changes to current raw material suppliers or product manufacturers (whether the change is attributable to us or the supplier or manufacturer) could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

•	disputes may arise between us and our strategic partners that could result in the delay or termination of the development or commercialization of our product candidates, resulting in litigation or arbitration that could be time-consuming and expensive, or causing our strategic partners to act in their own self-interest and not in our interest or those of our shareholders or other stakeholders.
     In addition, our strategic partners can terminate our agreements with them for a number of reasons based on the terms of the individual agreements that we have entered into with them. If one or more of these agreements were to be terminated, we would be required to devote additional resources to developing and commercializing our product candidates, seek a new partner or abandon this product candidate which would likely cause a drop in the price of our Securities.
     We have entered into important strategic partnership agreements relating to certain of our product candidates for various indications. Detailed information on our research and collaboration agreements is available in our various reports and disclosure documents filed with the Canadian securities regulatory authorities and filed with or furnished to the SEC, including the documents incorporated by reference into this Prospectus. See, for example, Notes 26 and 27 to our audited consolidated balance sheets as at December 31, 2008 and 2007 and our audited consolidated statements of earnings (loss), changes in shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008 included in our annual report on Form 20-F (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which is incorporated by reference into this Prospectus.
     We have also entered into a variety of collaborative licensing agreements with various universities and institutes under which we are obligated to support some of the research expenses incurred by the university laboratories and pay royalties on future sales of the products. In turn, we have retained exclusive rights for the worldwide exploitation of results generated during the collaborations.
     In particular, we have entered into an agreement with Tulane University (“Tulane”), which provides for the payment by us of single-digit royalties on future worldwide net sales of cetrorelix and including Cetrotide®. Tulane is also entitled to receive a low double-digit participation payment on any lump-sum, periodic or other cash payments received by us from sub-licensees (see Note 27 to our audited consolidated balance sheets as at December 31, 2008 and 2007 and our audited consolidated statements of earnings (loss), changes in shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008 included in our annual report on Form 20-F filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form, which is incorporated by reference into this Prospectus).
We rely on third parties to conduct, supervise and monitor our clinical trials, and those third parties may not perform satisfactorily.
     We rely on third parties such as CROs, medical institutions and clinical investigators to enroll qualified patients and conduct, supervise and monitor our clinical trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. Our reliance on these third parties, however, does not relieve us of our regulatory responsibilities, including ensuring that our clinical trials are conducted in accordance with Good Clinical Practice (GCP) guidelines and the investigational plan and protocols contained in an Investigational New Drug application, or comparable foreign regulatory submission. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. In addition, they may not complete activities on schedule, or may not conduct our preclinical studies or clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, our efforts to obtain regulatory approvals for, and commercialize, our product candidates may be delayed or prevented.

In carrying out our operations, we are dependent on a stable and consistent supply of ingredients and raw materials.
     There can be no assurance that we, our contract manufacturers or our partners, will be able, in the future, to continue to purchase products from our current suppliers or any other supplier on terms similar to current terms or at all. An interruption in the availability of certain raw materials or ingredients, or significant increases in the prices paid by us for them, could have a material adverse effect on our business, financial condition, liquidity and operating results.
The failure to perform satisfactorily by third parties upon which we rely to manufacture and supply products may lead to supply shortfalls.
     We rely on third parties to manufacture and supply marketed products. We also have certain supply obligations vis-à-vis our licensing partners who are responsible for the marketing of the products. To be successful, our products have to be manufactured in commercial quantities in compliance with quality controls and regulatory requirements. Even though it is our objective to minimize such risk by introducing alternative suppliers to ensure a constant supply at all times, we cannot guarantee that we will not experience supply shortfalls and, in such event, we may not be able to perform our obligations under contracts with our partners.
We are subject to intense competition for our skilled personnel, and the loss of key personnel or the inability to attract additional personnel could impair our ability to conduct our operations.
     We are highly dependent on our management and our clinical, regulatory and scientific staff, the loss of whose services might adversely impact our ability to achieve our objectives. Recruiting and retaining qualified management and clinical, scientific and regulatory personnel is critical to our success. Competition for skilled personnel is intense, and our ability to attract and retain qualified personnel may be affected by such competition.
Our strategic partners’ manufacturing capabilities may not be adequate to effectively commercialize our product candidates.
     Our manufacturing experience to date with respect to our product candidates consists of producing drug substance for clinical studies. To be successful, these product candidates have to be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Our strategic partners’ current manufacturing facilities have the capacity to produce projected product requirements for the foreseeable future, but we will need to increase capacity if sales continue to grow. Our strategic partners may not be able to expand capacity or to produce additional product requirements on favorable terms. Moreover, delays associated with securing additional manufacturing capacity may reduce our revenues and adversely affect our business and financial position. There can be no assurance that we will be able to meet increased demand over time.
We are subject to the risk of product liability claims, for which we may not have or be able to obtain adequate insurance coverage.
     The sale and use of our products, in particular our biopharmaceutical products, involve the risk of product liability claims and associated adverse publicity. Our risks relate to human participants in our clinical trials, who may suffer unintended consequences, as well as products on the market whereby claims might be made directly by patients, healthcare providers or pharmaceutical companies or others selling, buying or using our products. We manage our liability risks by means of insurance. We maintain liability insurance covering our liability for our preclinical and clinical studies and for our pharmaceutical products already marketed. However, we may not have or be able to obtain or maintain sufficient and affordable insurance coverage, including coverage for potentially very significant legal expenses, and without sufficient coverage any claim brought against us could have a materially adverse effect on our business, financial condition or results of operations.
Our business involves the use of hazardous materials which requires us to comply with environmental and occupational safety laws regulating the use of such materials. If we violate these laws, we could be subject to significant fines, liabilities or other adverse consequences.
     Our discovery and development processes involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident or a failure to comply with environmental or occupational safety laws, we could be held liable for any damages that result, and any such liability could exceed our resources. We may not be adequately insured against this type of liability. We may be required to incur significant costs to comply with environmental laws and regulations in the future, and our operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

Legislative actions, new accounting pronouncements and higher insurance costs are likely to impact our future financial position or results of operations.
     Changes in financial accounting standards or implementation of accounting standards may cause adverse, unexpected revenue or expense fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future, and we may make or be required to make changes in our accounting policies in the future. Compliance with changing regulations of corporate governance and public disclosure, notably with respect to internal controls over financial reporting, may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for companies such as ours, and insurance costs are increasing as a result of this uncertainty.
We will report under International Financial Reporting Standards for our interim and annual consolidated financial statements for the financial year ending December 31, 2011.
     The Accounting Standards Board of the Canadian Institute of Chartered Accountants has announced that Canadian publicly accountable enterprises are required to adopt International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, effective January 1, 2011. We will be required to report under IFRS for our interim and annual consolidated financial statements for the financial year ending December 31, 2011.
     Although IFRS uses a conceptual framework similar to Canadian GAAP, we will need to address differences in accounting policies. We are currently considering the impact that IFRS will have on our financial statements.
We may incur losses associated with foreign currency fluctuations.
     Our operations are in many instances conducted in currencies other than the U.S. dollar (principally Euros), and fluctuations in the value of foreign currencies could cause us to incur currency exchange losses. We do not currently employ a hedging strategy against exchange rate risk. We cannot say with any assurance that we will not suffer losses as a result of unfavorable fluctuations in the exchange rates between the United States dollar, the euro, the Canadian dollar and other currencies.
We may not be able to successfully integrate acquired businesses.
     Future acquisitions may not be successfully integrated. The failure to successfully integrate the personnel and operations of businesses which we may acquire in the future with ours could have a material adverse effect on our operations and results.
Risks Related to the Securities
Our share price is volatile, which may result from factors outside of our control. If we experience low trading volume or if our Common Shares are delisted from the TSX or NASDAQ, you may have difficulty selling your Securities.
     Our Common Shares are currently listed and traded only on the TSX and NASDAQ. Our valuation and share price since the beginning of trading after our initial listings, first in Canada and then in the United States, have had no meaningful relationship to current or historical financial results, asset values, book value or many other criteria based on conventional measures of the value of shares.
     During the year ended December 31, 2009, the closing price of our Common Shares ranged from Cdn$0.57 to Cdn$3.11 per share on the TSX, and from U.S.$0.46 to U.S.$2.83 on the NASDAQ. Our share price may be affected by developments directly affecting our business and by developments out of our control or unrelated to us. The biopharmaceutical sector in particular, and the stock market generally, are vulnerable to abrupt changes in investor sentiment. Prices of shares and trading volume of companies in the biopharmaceutical industry can swing dramatically in ways unrelated to, or that bear a disproportionate relationship to, operating performance. Our share price and trading volume may fluctuate based on a number of factors including, but not limited to:
•	clinical and regulatory developments regarding our product candidates;

•	delays in our anticipated development or commercialization timelines;

•	developments regarding current or future third-party collaborators;

•	other announcements by us regarding technological, product development or other matters;

•	arrivals or departures of key personnel;

•	governmental or regulatory action affecting our product candidates and our competitors’ products in the United States, Canada and other countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our revenues or expenses;

•	general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors; and

•	economic conditions in the United States, Canada or abroad.
     Our listing on both the TSX and NASDAQ may increase price volatility due to various factors including: different ability to buy or sell our Common Shares; different market conditions in different capital markets; and different trading volumes. In addition, low trading volume may increase the price volatility of our Common Shares. A thin trading market could cause the price of our Common Shares to fluctuate significantly more than the stock market as a whole.
     In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which would adversely affect our business. Any adverse determination in litigation could also subject us to significant liabilities.
     We must meet continuing listing requirements to maintain the listing of our Common Shares on the TSX and NASDAQ. For continued listing, NASDAQ requires, among other things, that listed securities maintain a minimum closing bid price of not less than U.S.$1.00 per share. On January 22, 2010, we announced that we had received a letter from the NASDAQ Listing Qualifications Department indicating that the minimum closing bid price of the Common Shares had fallen below U.S.$1.00 for 30 consecutive trading days, and therefore, Æterna Zentaris was not in compliance with NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(C)(3)(a), we have been provided a grace period of 180 calendar days, or until July 20, 2010, to regain compliance with this requirement. We can regain compliance with the Rule if the bid price of our Common Shares closes at U.S.$1.00 or higher for a minimum of ten consecutive business days during the grace period, although NASDAQ may, in its discretion, require us to maintain a minimum closing bid price of at least U.S.$1.00 per share for a period in excess of ten consecutive business days before determining that we have demonstrated the ability to maintain long-term compliance.
     If we are unsuccessful in meeting the minimum bid requirement by July 20, 2010, NASDAQ will provide notice to us that our Common Shares will be subject to delisting from the NASDAQ Global Market. If the Company receives a delisting notification, we may appeal to the Listing Qualifications Panel or apply to transfer the listing of our Common Shares to the NASDAQ Capital Market if we satisfy at such time all of the initial listing standards on the NASDAQ Capital Market, other than compliance with the minimum closing bid price requirement. If the application to the NASDAQ Capital Market is approved, then we will have an additional 180-day grace period in order to regain compliance with the minimum bid price requirement while listed on the NASDAQ Capital Market. There can be no assurance that we will meet the requirements for continued listing on the NASDAQ Global Market or whether our application to the NASDAQ Capital Market will be approved or that any appeal would be granted by the Listing Qualifications Panel.
Our largest shareholders have influence over our business and corporate matters, including those requiring shareholder approval. This could delay or prevent a change in control. Sales of Common Shares by such shareholders could have an impact on the market price of our Securities.
     Our two largest shareholders, which held 13.97% and 12.94% of our outstanding Common Shares as of the date of this Prospectus, have certain rights to nominate members of our Board of Directors as well as influence over our business and corporate matters, including those requiring shareholder approval. This could delay or prevent a change in control. Sales of Common Shares by such shareholders could have an impact on the price of our Securities.

We do not intend to pay dividends in the near future.
     To date, we have not declared or paid any dividends on our Common Shares. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business. As a result, the return on an investment in our Securities will, for the foreseeable future, depend upon any future appreciation in value. There is no guarantee that our Securities will appreciate in value or even maintain the price at which shareholders have purchased their Securities.
Risks Related to the Issuance of Securities under this Prospectus
An active market may not develop for the Warrants, which may hinder your ability to liquidate your investment.
     Each issuance of Warrants will be a new issue of securities with no established trading market, and we do not currently intend to list them on any securities exchange. A dealer may intend to make a market in the Warrants after their issuance pursuant to this Prospectus; however, a dealer may not be obligated to do so and may discontinue such market-making at any time. As a result, we cannot assure you that an active trading market will develop for any series of the Warrants. In addition, subsequent to their initial issuance, the Warrants may trade at a discount to their initial offering price, depending upon the value of the underlying Common Shares and upon our prospects or the prospects for companies in our industry generally and other factors, including those described herein.
A large number of Common Shares may be issued and subsequently sold upon the exercise of the Warrants. The sale or availability for sale of these Warrants may depress the price of our Common Shares.
     The number of Common Shares that will be initially issuable upon the exercise of Warrants will be determined by the particular terms of each issue of Warrants and will be described in the relevant Prospectus Supplement. To the extent that purchasers of Warrants sell Common Shares issued upon the exercise of the Warrants, the market price of our Common Shares may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of Common Shares underlying the Warrants may cause shareholders to sell their Common Shares, which could further contribute to any decline in the Common Share price.
The sale of Common Shares issued upon exercise of the Warrants could encourage short sales by third parties which could further depress the price of the Common Shares.
     Any downward pressure on the price of Common Shares caused by the sale of Common Shares issued upon the exercise of the Warrants could encourage short sales by third parties. In a short sale, a prospective seller borrows Common Shares from a shareholder or broker and sells the borrowed Common Shares. The prospective seller hopes that the Common Share price will decline, at which time the seller can purchase Common Shares at a lower price for delivery back to the lender. The seller profits when the Common Share price declines because it is purchasing Common Shares at a price lower than the sale price of the borrowed Common Shares. Such sales could place downward pressure on the price of our Common Shares by increasing the number of Common Shares being sold, which could further contribute to any decline in the market price of our Common Shares.
We cannot predict the actual number of Common Shares that we will issue upon the exercise of the Warrants. The number of Common Shares that we will issue under the Warrants may depend on the market price of our Common Shares.
     The actual number of Common Shares that we will issue upon the exercise of the Warrants is uncertain and will be determined, or made determinable, by the particular terms of each issue of Warrants and will be described in the relevant Prospectus Supplement. The number of Common Shares issuable upon the exercise of the Warrants may fluctuate based on the market price of our Common Shares. Holders of Warrants may receive more Common Shares if our Common Share price declines.
Future issuances of securities and hedging activities may depress the trading price of our Common Shares.
     Any issuance of equity securities or securities convertible into or exchangeable for equity securities after the offering of Securities under this Prospectus, including the issuance of Common Shares upon the exercise of stock options and upon exercise of the Warrants, could dilute the interests of our existing shareholders, and could substantially decrease the trading price of our Common Shares. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations upon the exercise of options or for other reasons. Our stock option plan generally permits us to have outstanding, at any given time, stock options that are exercisable for a maximum number of Common Shares equal to 11.4% of all then issued and outstanding Common Shares. As of December 31, 2009, there were:
•	63,089,954 Common Shares issued and outstanding;

•	No issued and outstanding Preferred Shares (as defined below);

•	4,110,603 Common Shares issuable upon exercise of outstanding warrants; and

•	6,213,922 stock options outstanding.
     In addition, the price of Securities could also be affected by possible sales of Securities by investors who view other investment vehicles as more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our Securities. This hedging or arbitrage could, in turn, affect the trading price of our Securities.
CHANGES IN LOAN AND CAPITAL STRUCTURE
     Since September 30, 2009, there has been no material change in our loan and capital structure on a consolidated basis except for the issuance of Common Shares and warrants to purchase Common Shares, as fully described in Note 13 to our unaudited interim consolidated financial statements as at and for the three and nine-month periods ended September 30, 2009 and 2008, which financial statements are incorporated by reference into this Prospectus. Upon completion of such issuance of Common Shares and warrants, the Company received proceeds of approximately U.S.$5.5 million, less cash transaction costs of approximately U.S.$0.4 million.
     As of September 30, 2009, we had no outstanding long-term debt.
DESCRIPTION OF SHARE CAPITAL
     Our authorized share capital structure consists of an unlimited number of shares of the following classes (all classes are without nominal or par value): Common Shares; and first preferred shares (the “First Preferred Shares”) and second preferred shares (the “Second Preferred Shares” and, together with the First Preferred Shares, the “Preferred Shares”), both issuable in series. As of December 31, 2009, there were 63,089,954 Common Shares outstanding. No Preferred Shares of the Company have been issued to date.
Common Shares
     The holders of the Common Shares are entitled to one vote for each Common Share held by them at all meetings of shareholders, except meetings at which only shareholders of a specified class of shares are entitled to vote. In addition, the holders are entitled to receive dividends if, as and when declared by the Company’s Board of Directors on the Common Shares. Finally, the holders of the Common Shares are entitled to receive the remaining property of the Company upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary. Shareholders have no liability to further capital calls as all shares issued and outstanding are fully paid and non-assessable.
Preferred Shares
     The First and Second Preferred Shares are issuable in series with rights and privileges specific to each class. The holders of Preferred Shares are generally not entitled to receive notice of or to attend or vote at meetings of shareholders. The holders of First Preferred Shares are entitled to preference and priority to any participation of holders of Second Preferred Shares, Common Shares or shares of any other class of shares of the share capital of the Company ranking junior to the First Preferred Shares with respect to dividends and, in the event of the liquidation of the Company, the distribution of its property upon its dissolution or winding-up, or the distribution of all or part of its assets among the shareholders, to an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to the issued and paid-up share capital of the Company, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them. The holders of Second Preferred Shares are entitled to preference and priority to any participation of holders of Common Shares or shares of any other class of shares of the share capital of the Company ranking junior to the Second Preferred Shares with respect to dividends and, in the event of the liquidation of the Company, the distribution of its property upon its dissolution or winding-up, or the distribution of all or part of its assets among the shareholders, to an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to the issued and paid-up share capital of the Company, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them.
     Our Board of Directors may, from time to time, provide for additional series of Preferred Shares to be created and issued, but the issuance of any Preferred Shares is subject to the general duties of the directors under the Canada Business Corporations Act to act honestly and in good faith with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
     Additional information on our share capital is provided in “Item 10.—Additional Information” in our annual report on Form 20-F for the financial year ended December 31, 2008 (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form) incorporated by reference into this Prospectus.
DESCRIPTION OF WARRANTS
     Warrants may be offered separately or together with Common Shares. Each series of Warrants will be issued under a separate warrant agreement or indenture to be entered into between us and one or more purchasers of such Warrants or with banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the warrant agreements covering the Warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants.
     The particular terms of each issue or series of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:
•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currency unit in which the Warrants are denominated;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which that amount of Common Shares may be purchased upon exercise of each Warrant;

•	if offered in conjunction with the Common Shares, the number of Warrants that will be offered with each Common Share;

•	the date or dates, if any, on or after which the Warrants and the related Common Shares will be transferable separately;

•	the minimum or maximum amount, if any, of Warrants that may be exercised at any one time;

•	whether the Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other terms, conditions and rights (or limitations on such rights) of the Warrants.
     We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

PRICE RANGE AND TRADING VOLUME
     Our Common Shares are listed and posted for trading on NASDAQ under the symbol “AEZS” and on the TSX under the symbol “AEZ”. The following table indicates, for the relevant periods, the high and low closing prices and the average daily trading volume of our Common Shares on NASDAQ and on the TSX:

	NASDAQ (U.S.$)			TSX (Cdn$)
	High	Low	Volume	High	Low	Volume
2009	2.83	0.46	385,128	3.11	0.57	155,194
2008	1.80	0.40	29,774	1.85	0.44	46,277
2007	4.36	1.46	53,116	5.10	1.47	111,144
2006	7.46	4.05	42,679	8.60	4.68	124,079
2005	6.36	4.18	39,460	7.65	4.92	61,314

2008
Fourth quarter	0.60	0.40	28,090	0.72	0.44	55,510
Third quarter	1.36	0.59	17,600	1.42	0.61	30,641
Second quarter	1.80	1.00	37,876	1.85	1.01	42,791
First quarter	1.73	0.77	35,813	1.78	0.75	56,384

2009
Fourth quarter	1.25	0.80	317,523	1.40	0.83	111,373
Third quarter	2.83	0.89	1,056,206	3.11	0.97	375,987
Second quarter	2.35	0.89	113,553	2.63	1.06	99,844
First quarter	0.97	0.46	32,455	1.25	0.57	33,877

Last twelve months
Mar-10[1]	0.84	0.82	111,463	0.86	0.83	58,122
Feb-10	0.87	0.81	102,265	0.91	0.86	38,021
Jan-10	0.93	0.80	489,389	0.99	0.83	109,245
Dec-09	1.12	0.80	341,716	1.17	0.83	140,062
Nov-09	1.10	0.98	191,089	1.17	1.05	97,410
Oct-09	1.25	0.99	408,270	1.40	1.07	96,648
Sept-09	1.38	0.89	1,240,716	1.46	0.98	259,348
Aug-09	2.83	0.89	1,567,974	3.11	0.97	704,210
Jul-09	2.62	1.67	391,576	2.80	1.95	188,891
Jun-09	2.35	1.73	257,401	2.63	1.97	185,032
May-09	1.69	1.11	42,220	1.86	1.31	56,320
Apr-09	1.32	0.89	30,792	1.59	1.06	51,967
Mar-09	0.97	0.65	54,736	1.25	0.83	54,586

[1]	Up to and including March 11, 2010.
PRIOR SALES
     On June 23, 2009, we completed a registered direct offering pursuant to which we issued 5,319,149 units, each unit being comprised of one Common Share and one warrant to purchase 0.35 of a Common Share, for a price of U.S.$1.88 per unit. Each such warrant has an exercise price of U.S.$2.06 per share. We also issued compensation warrants to purchase up to an aggregate of 287,234 Common Shares to Rodman & Renshaw LLC (and certain of its representatives), who acted as placement agent for this offering, which warrants have an exercise price of U.S.$2.35 per share.
     In addition, on October 23, 2009, we completed a second registered direct offering pursuant to which we issued 4,583,335 units, each unit being comprised of one Common Share and one warrant to purchase 0.40 of a Common Share, for a purchase price of U.S.$1.20 per unit. Each such warrant has an exercise price of U.S.$1.25 per share. We also issued compensation warrants to purchase up to an aggregate of 128,333 Common Shares to Rodman & Renshaw LLC, who acted as placement agent for this offering, which warrants have an exercise price of U.S.$1.50 per share.
     On December 9, 2009, we granted an aggregate of 1,448,422 stock options to acquire Common Shares at an exercise price of Cdn$0.95 to our directors, executive officers and employees pursuant to our stock option plan.

USE OF PROCEEDS
     Unless otherwise specified in a Prospectus Supplement, the net proceeds resulting from the issuance of Securities will be used for the general corporate purposes of Æterna Zentaris, which may include development costs of our product pipeline. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds or from the proceeds of any offering under this Prospectus or a Prospectus Supplement. The use of proceeds will be specified in the Prospectus Supplement relating to a particular offering of Securities, as required by applicable securities legislation.
EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. We will bear all of the expenses shown below.

Securities and Exchange Commission registration fee	US$	4,278
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	US$*

*	The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time.
PLAN OF DISTRIBUTION
     We may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and we may also sell the Securities to one or more purchasers directly or through agents. Securities may be sold from time to time in one or more transactions at a fixed price or prices, or at non-fixed prices.
     If offered on a non-fixed price basis, the Securities may be offered at prevailing market prices at the time of sale or at prices to be negotiated with purchasers. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. Consequently, any dealer’s overall compensation will increase or decrease by the amount by which the aggregate price paid for the Securities by the purchasers exceeds or is less than the gross proceeds paid by the dealers, acting as principals, to us.
     If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to us.
     A Prospectus Supplement will identify each underwriter, dealer or agent engaged by us, as the case may be, in connection with the offering and sale of a particular issue of Securities, and will also set forth the terms of the offering, including the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the proceeds to us and any compensation payable to the underwriters, dealers or agents.
     Under agreements which may be entered into by Æterna Zentaris, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by us against certain liabilities, including liabilities arising out of any misrepresentation in this Prospectus and the documents incorporated by reference herein, other than liabilities arising out of any misrepresentation made by underwriters, dealers or agents who participate in the offering of the Securities.
     Under no circumstances will the fee, commission or discount received or to be received by any underwriter, placement agent or other FINRA member or independent broker-dealer exceed 8% of the gross proceeds of any public offering of the Securities in the United States pursuant to this Prospectus.
     Each issue of Warrants will be a new issue of securities with no established trading market. In connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize or maintain the market price of the Securities of such series or issue at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Any underwriters, dealers or agents to or through whom Securities are sold by us for public offering and sale may make a market in the Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that a trading market in the Securities of any series or issue will develop or as to the liquidity of any such trading market for the Securities.

CERTAIN INCOME TAX CONSIDERATIONS
     The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, including, for investors who are non-residents of Canada, whether the payments of dividends (or any other amounts) on the Securities, if any, will be subject to Canadian non-resident withholding tax.
     The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.
LEGAL MATTERS
     Unless otherwise specified in the Prospectus Supplement relating to any offering of Securities, certain matters under Canadian law relating to the offering of the Securities under this Prospectus will be passed upon for us by Ogilvy Renault LLP, Montreal, Canada and certain legal matters under U.S. law will be passed upon for us by Ropes & Gray LLP. In addition, certain legal matters in connection with any offering of Securities under this Prospectus will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and U.S. law.
     The partners and associates of Ogilvy Renault LLP as a group beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

EXPERTS
     The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F of Aeterna Zentaris Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
RECONCILIATION TO U.S. GAAP
     Our audited annual consolidated balance sheets as at December 31, 2008 and 2007 and our audited annual consolidated statements of earnings (loss), changes in shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008 and the financial statement schedules thereto, included in our annual report on Form 20-F for the financial year ended December 31, 2008 (filed in Canada with the Canadian securities authorities in lieu of an annual information form), filed with the SEC on March 30, 2009, were prepared in accordance with Canadian GAAP that differ in some respects from U.S. GAAP. We have reconciled our financial results for significant differences between Canadian GAAP and U.S. GAAP in accordance with the instructions of Item 18 of SEC Form 20-F as set out in Note 27 to our audited annual consolidated financial statements as of and for the financial year ended December 31, 2008.
     Our unaudited interim consolidated financial statements for the three- and nine-month periods ended September 30, 2009 and 2008, including the notes thereto, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on November 12, 2009, were prepared in accordance with Canadian GAAP. Financial statement readers should understand that there are certain significant differences between Canadian GAAP and U.S. GAAP. In order to facilitate the understanding of the differences that would have arisen had these financial statements been presented in accordance with U.S. GAAP, refer to Note 27 to our audited annual consolidated financial statements as of and for the year ended December 31, 2008 and to Note 14 to our unaudited interim consolidated financial statements for the three- and nine-month periods ended September 30, 2009 and 2008. In addition, financial statement readers should refer to Note 2 to our unaudited interim consolidated financial statements for the three- and nine-month periods ended September 30, 2009 and 2008 that describes Canadian GAAP accounting changes that have been adopted by the Company during that period and to Note 14 that describes U.S. GAAP accounting changes that have been adopted by the Company during the same period. The adoption of these accounting policies by the Company is not expected to result in any additional significant differences in 2009 between Canadian GAAP and U.S. GAAP.